LOAN AGREEMENT

                            dated as of June 25, 1997

                                  by and among



                            COMFORCE Corporation and
                    the Subsidiaries of COMFORCE Corporation
                           named herein, as Borrowers

                             FLEET NATIONAL BANK and
                        U. S. BANK, WASHINGTON, as Banks

                                       and

                          FLEET NATIONAL BANK, as Agent



                       $20,000,000 REVOLVING LOAN FACILITY
                              $20,000,000 TERM LOAN


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I  CERTAIN DEFINITIONS AND ACCOUNTING TERMS

         Section 1.01.     Defined Terms......................................
         Section 1.02.     Use of Defined Terms...............................
         Section 1.03.     Accounting Terms...................................

ARTICLE II  AMOUNTS AND TERMS OF THE LOANS

         Section 2.01.     Revolving Loans....................................
         Section 2.02.     Requests for Floating Rate Revolving Loans.........
         Section 2.03.     Repayment of Principal of Revolving Loans..........
         Section 2.04.     Interest Payments on Revolving Loans...............
         Section 2.05.     LIBOR Rate Revolving Loans.........................
         Section 2.06.     Term Loan..........................................
         Section 2.07.     Repayment of Principal of the Term Loan............
         Section 2.08.     Interest Payments on Term Loan.....................
         Section 2.09.     Commitment and Other Fees..........................
         Section 2.10.     Rate Determination Protection......................
         Section 2.11.     Prepayment of LIBOR Loans..........................
         Section 2.12.     Increased Costs; Capital Adequacy..................
         Section 2.13.     Illegality or Impossibility........................
         Section 2.14.     Letters of Credit..................................

ARTICLE III    LOAN PROCEEDS AND PAYMENTS

         Section 3.01.     Funding by Banks; Availability.....................
         Section 3.02.     Charges Against Accounts...........................
         Section 3.03.     Use of Loan Proceeds...............................
         Section 3.04.     Payments...........................................
         Section 3.05.     Payments on Non-Business Days......................
         Section 3.06.     Net Payments.......................................

ARTICLE IV     CONDITIONS OF LENDING

         Section 4.01.     Conditions Precedent to Initial Loan...............
         Section 4.02.     Conditions Precedent to All Loans..................
         Section 4.03.     Pledged Notes......................................

ARTICLE V     REPRESENTATIONS AND WARRANTIES

         Section 5.01.     Representations and Warranties.....................


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ARTICLE VI     COVENANTS OF THE BORROWER

         Section 6.01.     Affirmative Covenants Other Than
                             Reporting Requirements...........................
         Section 6.02.     Negative Covenants.................................
         Section 6.03.     Reporting Requirements.............................

ARTICLE VII     DEFAULT AND REMEDIES

         Section 7.01.     Events of Default..................................
         Section 7.02.     Rights and Remedies Upon Default...................
         Section 7.03.     Set-Off............................................
         Section 7.04.     Right to Cure......................................
         Section 7.05.     Remedies of Banks..................................
         Section 7.06.     Temporary Loans Payable on Demand..................
         Section 7.07.     Certain Payments with Respect to Letters of
                             Credit...........................................

ARTICLE VIII     FURTHER PROVISIONS AS TO RECEIVABLES

         Section 8.01.     Title to Receivables...............................
         Section 8.02.     Furnishing Information.............................
         Section 8.03.     Disputes...........................................
         Section 8.04.     Collections........................................
         Section 8.05.     Trust Account......................................

ARTICLE IX     CONCERNING THE AGENT

         Section 9.01.     Designation of Agent...............................
         Section 9.02.     Duties with Respect to Notes and Loans.............
         Section 9.03.     Duties with Respect to Administration..............
         Section 9.04.     Duties upon Default................................
         Section 9.05.     Other Obligations..................................
         Section 9.06.     Standard of Care...................................
         Section 9.07.     Expenses...........................................
         Section 9.08.     Resignation of Agent; Appointment of Successor
                             Agent............................................
         Section 9.09.     Borrowers' Acknowledgment..........................
         Section 9.10.     No Other Beneficiaries.............................

ARTICLE X      GUARANTY

         Section 10.01.    Guaranty...........................................
         Section 10.02.    Further Agreement to Pay...........................
         Section 10.03.    Agent's and Banks' Freedom to Deal with Other
                           Borrowers and Other Parties........................


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         Section 10.04.    Unenforceability of Guaranteed Obligations;
                           Invalidity of Security or Other Guaranties.........
         Section 10.05.    Waivers by the Guarantors..........................
         Section 10.06.    Subrogation........................................
         Section 10.07.    No Contest with Agent or Banks.....................
         Section 10.08.    Stay of Acceleration...............................

ARTICLE XI     FURTHER RIGHTS OF THE AGENT

         Section 11.01.    Further Assurances.................................

ARTICLE XII     MISCELLANEOUS

         Section 12.01.  No Waiver; Cumulative Remedies.......................
         Section 12.02.  Amendment, Waivers and Consents......................
         Section 12.03.  Addresses for Notices, etc...........................
         Section 12.04.  Costs, Expenses and Taxes............................
         Section 12.05.  Reduction and Termination............................
         Section 12.06.  Representations and Warranties.......................
         Section 12.07.  Binding Effect; Assignment...........................
         Section 12.08.  Reproduction of Agreement............................
         Section 12.09.  Consent to Jurisdiction..............................
         Section 12.10.  Governing Law........................................
         Section 12.11.  Severability.........................................
         Section 12.12.  Headings.............................................
         Section 12.13.  WAIVER OF JURY TRIAL.................................


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                                  EXHIBIT LIST


Exhibit A                   -      Borrowing Base Certificate
Exhibits B-1 and B-2        -      Revolving Notes
Exhibit C                   -      Term Note
Exhibit D                   -      Subsidiaries; partnerships; joint ventures
Exhibit E                   -      5% Shareholders
Exhibit F                   -      Litigation; administrative proceedings
Exhibit G                   -      Collateral Locations
Exhibit H                   -      Existing Indebtedness and Liens
Exhibit I                   -      Existing Guaranties
Exhibit J                   -      Existing intercompany loans
Exhibit K                   -      Investment in Subsidiaries
Exhibit L                   -      Officers and Directors


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     LOAN AGREEMENT dated as of June 25, 1997 by and among COMFORCE Corporation, a Delaware corporation (the "Company"), the Subsidiaries of the Company whose names are subscribed hereto or which subsequently join herein (the Company and such Subsidiaries being hereinafter referred to collectively as the "Borrowers" and individually as a "Borrower"), Fleet National Bank ("Fleet") and U. S. Bank, Washington ("U. S. Bank"), (Fleet, U. S. Bank and any assignee of any of the Loans made hereunder being hereinafter referred to collectively as the "Banks" and individually as a "Bank"), and Fleet National Bank, as Agent for the Banks hereunder (the "Agent").

     The Borrowers, the Banks and the Agent, each party in consideration that the others join herein, hereby respectively act and agree as follows:

                                    ARTICLE I

                    CERTAIN DEFINITIONS AND ACCOUNTING TERMS

     Section 1.01. Defined Terms. As used in this Agreement or in any certificate or opinion delivered in connection with this Agreement, the following terms shall have the meanings set out respectively after each:

     "Acquisition" - Any purchase or other acquisition made by any Borrower or any Subsidiary of a Borrower of all or substantially all of the business or assets of any other corporation or other entity or any line of business of another corporation or entity, all whether through the acquisition of stock or assets or otherwise.

     "Adjusted Consolidated EBITDA" - For any period, the Consolidated EBITDA of the Company and Subsidiaries for such period; provided, however, that, with respect to an Acquisition which is accounted for as a "purchase", for the four fiscal quarters following the date of such Acquisition, Adjusted Consolidated EBITDA shall include the results of operations of the Person or assets so acquired determined on a historical pro forma basis as if such Acquisition had been consummated as a "pooling of interests", plus, to the extent applicable, any adjustments made in accordance with Securities and Exchange Commission Rule 17 CFR 210.11-02.

     "Affiliate" - See Subsection 6.02(o).

     "Aggregate Revolving Bank Liabilities" - At any time as of which same is to be determined, the total of: (i) all Letter of Credit Liabilities then outstanding, (ii) the then Aggregate Revolving Loans, and (iii) the aggregate principal amount of all Temporary Loans then outstanding.

     "Aggregate Revolving Loans" - The aggregate principal amount of all Revolving Loans outstanding at any one time under this Agreement.

     "Agreement" (as in "this Agreement") - This Loan Agreement, as the same may be amended from time to time.

     "Bank Certificate" - A certificate signed by an officer of a Bank setting forth any additional amount required to be paid by the Borrowers to such Bank pursuant to Section 2.05, Section 2.11 or Section 2.12 of this Agreement, which certificate shall be submitted by such Bank to the Borrowers in connection with each demand made at any time by such Bank upon the Borrowers with respect to such additional amounts, and each such certificate shall, save for manifest error, constitute conclusive evidence of the additional amount required to be paid by the Borrowers to such Bank upon each demand. A claim by any Bank for all or any part of any additional amount required to be paid by the Borrowers may be made before and/or after the end of the Interest Period to which such claim relates or during which such claim has arisen and before and/or after any payment hereunder to which such claim relates. Each Bank Certificate shall set forth in reasonable detail the basis for and calculation of the claim to which it relates.

     "Borrowing Base" - As at any date as of which same is to be determined, the sum of: (i) 85% of the principal amount of Qualified Receivables of any Borrower outstanding at that date, plus (ii) 50% of the Qualified Unbilled Receivables of the Company and the other Borrowers outstanding at such date; provided that the amount contributed to this clause (ii) shall at no time exceed $1,000,000.

     "Borrowing Base Certificate" - A certificate from time to time submitted by the Borrowers to the Agent, on a form and with such detail as may be required by the Agent, setting forth the Borrowing Base and borrowing availability and the Borrowers' calculation thereof as at the date of such certificate. Such certificate shall be substantially in the form attached hereto as Exhibit A.

     "Business Day" - Any day which is not a Saturday, nor a Sunday, nor a public holiday under the laws of the United States of America or The Commonwealth of Massachusetts applicable to a national banking association or other day on which banks in Boston, Massachusetts are authorized or directed to close; provided, however, that if the applicable provision relates to a LIBOR Loan, the term "Business Day" shall not include any day on which dealings are not carried on in the London interbank market or on which banks are not open for business in London.

     "Capital Expenditures" - All acquisitions of machinery, equipment, land, leaseholds, buildings, leasehold improvements and all other expenditures for purposes which are considered to be fixed assets under generally accepted accounting principles consistently applied. When a fixed asset is acquired by a lease which is required to be capitalized pursuant to generally accepted accounting principles, the amount required to be capitalized pursuant thereto shall be considered to be a Capital Expenditure in the year such asset is first leased.


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     "Capital Leases" - All leases which have been or should be capitalized in accordance with generally accepted accounting principles as in effect from time to time, including Statement No. 13 of the Financial Accounting Standards Board and any successor thereto.

     "Cash Flow Available" - For any period, the Adjusted Consolidated EBITDA of the Company and Subsidiaries for such period, minus each of the following: (i) all federal and state income taxes actually paid by the Company) and/or any of its Subsidiaries during such period, (ii) all dividends (other than dividends payable in stock of the Company) actually paid in cash during such period, (iii) all Capital Expenditures incurred by the Company and/or any of its Subsidiaries during such period and not financed by Indebtedness for Money Borrowed and (iv) cash payments (if any) made during such period by the Company and/or any its Subsidiaries with respect to earn-out obligations.

     "Charter" - The Certificate of Incorporation or other organizational document of a corporation referred to, in each case as amended to date.

     "Collateral" - All property of the Company or of any other Borrower in which the Agent is granted (or is purported to be granted) a lien or security interest pursuant to the Security Agreement, any Pledge Agreement or otherwise.

     "Commitment" - As to each Bank, its agreement to make Revolving Loans to the Borrowers pursuant to this Agreement.

     "Consolidated" - When applied to the Company, means the accounts of the Company and its Subsidiaries consolidated in accordance with generally accepted accounting principles.

     "Consolidated Capitalization Ratio" - As determined at any time, the ratio of (x) Consolidated Funded Indebtedness to (y) the sum of Consolidated Funded Indebtedness and Consolidated Shareholders' Equity.

     "Consolidated EBITDA" - As to any Person, for any period, the Consolidated Net Income (or Consolidated Net Loss, expressed as a negative number) of such Person and its Subsidiaries for such period, plus, without duplication of any item, (i) all federal and state income taxes (but not taxes in the nature of an ad valorem property tax or a sales or excise tax) paid or accrued with respect to such period and actually deducted on the consolidated books of such Person for the purposes of computation of Consolidated Net Income (or Consolidated Net
Loss) for the period involved, (ii) the Consolidated Interest Expense paid or accrued by such Person and/or any of its Subsidiaries for such period and actually deducted on the consolidated books of such Person for the purposes of computation of Consolidated Net Income (or Consolidated Net Loss) for the period involved, and (iii) the amount of the provision for depreciation and/or amortization expense actually deducted on the consolidated books of such Person for the purposes of computation of Consolidated Net Income (or Consolidated Net
Loss) for the period involved.


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     "Consolidated Fixed Charge Ratio" - For any fiscal period, the ratio of (x)
the Cash Flow Available of the Company and its Subsidiaries for such period to
(y) the sum of (i) Consolidated Interest Expense of the Company and its Subsidiaries actually paid during such period (excluding amortization of deferred financing costs), plus (ii) mandatory principal payments (not including payments on account of Excess Cash Flow pursuant to Section 2.07) of Consolidated Funded Indebtedness made or required to be made during such period.

     "Consolidated Funded Indebtedness" - The aggregate of Indebtedness for Money Borrowed of the Company and its Subsidiaries, any Indebtedness of an Affiliate of a Borrower for which such Borrower is directly or indirectly liable, all Letter of Credit Liabilities and any liability associated with an earn-out obligation arising in connection with an Acquisition which is recorded as a liability on the consolidated balance sheet of the Company and its Subsidiaries, all as determined in accordance with generally accepted accounting principles, but less that amount (if any) by which the Company's unencumbered cash and cash-equivalents then exceed $3,000,000.

     "Consolidated Interest Expense" - With respect to any period of computation thereof, the gross interest expense of the Company and its Subsidiaries, including, without limitation, (i) the amortization of debt discounts, (ii) the amortization of all fees (including, without limitation, fees payable in respect of any swap agreement or other hedging agreement and any letters of credit) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, and (iii) the portion of any liabilities incurred in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with generally accepted accounting principles applied on a consistent basis.

     "Consolidated Leverage Ratio" - As determined at any date, the ratio of (x) Consolidated Funded Indebtedness of the Company and its Subsidiaries as at that date to (y) Adjusted Consolidated EBITDA of the Company and its Subsidiaries for the 12-month period ending on such date.

     "Consolidated Net Income" - As to any Person, for any period of computation thereof, the gross revenues from operations of such Person and its Subsidiaries less all operating and non-operating expenses of such Person and its Subsidiaries, including taxes on income, all determined on a consolidated basis in accordance with generally accepted accounting principles applied on a consistent basis; but excluding as income: (i) net gains on the sale, conversion or other disposition of capital assets (other than gains of up to $250,000 per fiscal year resulting from disposition of tangible assets in the ordinary course of business), (ii) net gains on the acquisition, retirement, sale or other disposition of capital stock and other securities of such Person or its Subsidiaries, (iii) net gains on the collection of proceeds of life insurance policies, (iv) any write-up of any asset and (v) any other gain or credit of any extraordinary nature as determined in accordance with generally accepted accounting principles applied on a consistent basis (but excluding from the aforesaid expenses extraordinary losses of up to $250,000 per fiscal year recorded by such Person on its consolidated books). If the result described in the immediately preceding sentence is less than zero, the amount by which it is less than zero will be known as the "Consolidated Net Loss".

     "Consolidated Pre-Tax Income" - For any period of computation thereof, the gross revenues from operations of the Company and its Subsidiaries less all operating and non-operating expenses of the Company and its Subsidiaries excluding taxes on income, all determined on a consolidated basis in accordance with generally accepted accounting principles applied on a consistent basis; but excluding as income: (i) net gains on the sale, conversion or other disposition of capital assets (other than gains of up to $250,000 per fiscal year resulting from disposition of tangible assets in the ordinary course of business), (ii) net gains on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Company or its Subsidiaries, (iii) net gains on the collection of the proceeds of life insurance policies, (iv) any write-ups of any asset, and (v) any other net gain or credit of any extraordinary nature as determined in accordance with generally accepted accounting principles applied on a consistent basis (but excluding from the aforesaid expenses extraordinary losses of up to $250,000 per fiscal year recorded by the Company on its consolidated books).

     "Consolidated Shareholders' Equity" - At any time as of which the amount thereof is to be determined, the consolidated shareholders' equity of the Company as determined in accordance with generally accepted accounting principles applied on a consistent basis.

     "Consolidated Total Assets" - As of any date on which the amount thereof is to be determined, the net book value of all assets of the Company and its Subsidiaries as determined on a consolidated basis in accordance with generally accepted accounting principles applied on a consistent basis.

     "Default" - Any event or circumstance which, with the passage of time or giving of notice or both, could become an Event of Default.

     "Determination Date" - As defined in Subsection 6.01(r).

     "Environmental Law" - Any federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters or conditions, environmental protection or conservation, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substance, Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other "Superfund" or "Superlien" law.

     "ERISA" - As defined in Subsection 5.01(l).

     "Eurocurrency Liabilities" - Has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as in effect from time to time, or in any successor regulation relating to the liabilities described in said Regulation D.

     "Eurodollar Interest Rate" - For any Interest Period, an interest rate per annum, expressed as a percentage, determined by the Agent pursuant to the following formula:

                  * EIR =        LIBOR       +    ERI
                              -----------
                              [1.00 - RR]

                  Where EIR = Eurodollar Interest Rate
                      LIBOR = See definition of LIBOR
                         RR = Reserve Rate
                        ERI = The then applicable Eurodollar Rate Increment

          *EIR to be rounded upwards to the next higher 1/100 of 1%.

The Eurodollar Interest Rate will be adjusted during any Interest Period to reflect any change in the Reserve Rate during such Interest Period.

     "Eurodollar Rate Increment" - The Eurodollar Rate Increment for all Revolving Loans is 3.5.

     "Event of Default" - Any of the events specified in Section 7.01 hereof.

     "Federal Claim" - Any Receivable consisting of a claim within the meaning of, and subject to (for purposes of protection or perfecting the rights of an assignee), the Assignment of Claims Act of 1940, as in effect from time to time.

     "Floating Rate Revolving Loan" - Any Revolving Loan which bears interest at a rate calculated with reference to the Prime Rate.

     "Guaranteed Obligations" - All Indebtedness, liabilities and obligations now or hereafter owed by any Borrower under this Agreement and/or under any of the other Loan Documents.

     "Hazardous Material" - Any pollutant, contaminant or hazardous, toxic or dangerous waste, substance or material (including, without limitation, petroleum products, asbestos-containing material and lead), the generation, handling, storage, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

     "Impositions" - All present and future taxes, levies, duties, impositions, deductions, charges and withholdings applicable to any Bank with respect to any LIBOR Loan, excluding, however, any taxes imposed directly on such Bank's income and any franchise taxes imposed on it by the jurisdiction under the laws of which such Bank is organized or any political subdivision thereof.

     "Indebtedness" - The total of all obligations of a Person, whether current or long-term, senior or subordinated, which in accordance with generally accepted accounting principles would be included as liabilities upon such Person's balance sheet at the date as of which Indebtedness is to be determined; and shall also include such Person's liability in respect of guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others, as well as all obligations (whether matured or contingent) in respect of letters of credit, swap agreements or hedging agreements.

     "Indebtedness for Money Borrowed" - All indebtedness in respect of money borrowed, including, without limitation, all Capital Leases and the deferred purchase price of any property or asset, as well as all Indebtedness evidenced by a promissory note, bond or similar written obligation for the payment of money (including, but not limited to, conditional sales or similar title retention agreements).

     "Interest Payment Date" - As to any LIBOR Loan, the last day of the Interest Period applicable to such Loan.

     "Interest Period" - As to each LIBOR Loan, the period commencing with the date of the making of such LIBOR Loan and ending one, two or three months thereafter, as the Borrowers may select; provided that (A) any such Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day occurs in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any such Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall end on the last Business Day of such calendar month and (C) no Interest Period may be selected as to any Revolving Loan which would end after the Revolving Expiration Date.

     "Letter of Credit Liabilities" - As determined at any time, the total of
(i) the aggregate then undrawn stated amounts of all letters of credit hereafter issued by Fleet pursuant to Section 2.14, plus (ii) all amounts then outstanding representing unreimbursed draws on letters of credit issued as aforesaid.

     "LIBOR" - With respect to each Interest Period, that rate per annum (rounded upward, if necessary, to the nearest 1/16th of 1%) at which deposits in United States Dollars are offered to the Agent in the London interbank market by prime banks (as reasonably determined by the Agent), for a period coterminous with the term of such Interest Period and in an amount approximately equal to the principal amount of the LIBOR Loan to which such Interest Period is to apply, as determined by the Agent on that date which is two Business Days prior to the first day of the applicable Interest Period.

     "LIBOR Loan" - Any Revolving Loan which bears interest at a Eurodollar Interest Rate.

     "Loan" - Any obligation (matured or unmatured) of any Borrower to any Bank now or hereafter arising under or in respect of this Agreement (including, without limitation, any Revolving Loan, any Temporary Loan, the Term Loan and any Letter of Credit Liabilities).

     "Loan Documents" - This Agreement, the Notes, the Pledge Agreements, the Personal Pledges, the Security Agreement and all other instruments, agreements and documents now or hereafter entered into relating to any Loan and/or any letter of credit issued hereunder.

     "London" - The City of London in England.

     "Material Subsidiary" - Each direct or indirect Subsidiary of the Company existing on the date hereof and in the case of any Subsidiary acquired or created after the date hereof each direct or indirect Subsidiary of the Company which (i) has total assets equal to or greater than 5% of Consolidated Total Assets (calculated as of the most recent fiscal period with respect to which the Agent shall have received financial statements) of the Company or (ii) has pre-tax income equal to or greater than 5% of Consolidated Pre-Tax Income (calculated for the most recent period for which the Agent has received financial statements) of the Company; provided; however, that notwithstanding the foregoing, the term "Material Subsidiaries" shall in any event mean Subsidiaries of the Company that together with the Company itself have assets equal to not less than 85% of Consolidated Total Assets (calculated as described above) and pre-tax income of not less than 85% of Consolidated Pre-Tax Income (calculated as described above); provided further that if more than one combination of Subsidiaries satisfies such threshold, then Subsidiaries so determined by the Company to be "Material Subsidiaries" shall be specified by the Company.

     "Multi-employer Plan" - Any employee pension benefit plan covered by Title IV of ERISA and in respect of which the Company or any Subsidiary is an "employer" as described in Section 4001(b) of ERISA, which is also a multi-employer plan as defined in Section 4001(a)(3) of ERISA.

     "Notes" - Each of the Revolving Notes and the Term Note.

     "PBGC" - As defined in Subsection 5.01(l).

     "Permitted Acquisition" - Any Acquisition which either (A) is a Permitted Financed Acquisition (defined below) or (B) meets all of the following criteria:
(1) at the time of such

Acquisition and after giving effect thereto, there is no Default or Event of Default hereunder, (2) after giving effect to such Acquisition, the Company is in pro forma compliance with each of Subsection 6.01(r) (Consolidated Leverage Ratio), Subsection 6.01(s) (Consolidated Fixed Charge Ratio), Subsection 6.01(t) (Shareholders' Equity) and Subsection 6.01(u) (Consolidated Capitalization Ratio) with compliance with each of said Subsections being determined on a pro forma basis as at the date of such Acquisition, even if not a fiscal quarter-end, (3) such Acquisition is in the same line of business as that engaged in by the Company and Subsidiaries at the date of this Agreement, and
(4) the written approval of the Required Banks is obtained (i) as to any Acquisition if the Company's Consolidated Leverage Ratio (calculated at the Company's most recent fiscal quarter-end) is equal to or greater than 3.5 to 1 and (ii) as to any individual Acquisition for which the aggregate consideration (in cash at closing) exceeds 5% of Consolidated Shareholders' Equity (calculated as at the Company's most recent fiscal quarter-end) if the Company's Consolidated Leverage Ratio (calculated at said most recent fiscal quarter-end) is less than 3.5 to 1.

     "Permitted Financed Acquisition" - Any Acquisition which is financed by equity and/or Subordinated Debt on terms acceptable to the Required Banks; provided that all of the following conditions are met: (1) such Acquisition satisfies all of the criteria set forth in clauses (1) - (3) of the definition of "Permitted Acquisition" above, (2) the Acquisition is consistent with a business plan reasonably satisfactory to the Required Banks, (3) the aggregate cash consideration payable at closing in connection with any such Acquisition does not exceed the product of (x) 5.0 times (y) the acquired entity's Consolidated EBITDA for the 12-months ended at the acquired entity's most recent fiscal quarter-end (or the product of (x) 7.0 times (y) such Consolidated EBITDA if the Acquisition is in the information technology or telecommunications businesses), and (4) the aggregate cash consideration paid at closing for such Acquisition will not exceed the net proceeds of the equity and/or Subordinated Debt raised for this purpose by the Company.

     "Person" - An individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Personal Pledges" - As defined in Subsection 4.10(h) below.

     "Personal Pledgors" - As defined in Subsection 4.01(h) below.

     "Pledge Agreements" - All pledge agreements now or hereafter given by any Borrower to the Agent with respect to stock of any Subsidiary of such Borrower.

     "Premises" - All locations now or hereafter owned, leased or operated by any Borrower.

     "Prime Rate" - That rate of interest per annum announced by the Agent, from time to time, as being its prime rate, it being understood that such rate is merely a reference rate, not necessarily the lowest, which serves as the basis upon which effective rates of interest are calculated for obligations making reference thereto.

     "Prime Rate Increment" - The Prime Rate Increment for all Revolving Loans is 0.75%. The Prime Rate Increment for the Term Loan is as follows: at all times from the date of this Agreement through and including September 20, 1997 - 1.75%; from September 21, 1997 through and including December 20, 1997 - 2.25%; from December 21, 1997 through and including March 20, 1998 - 2.75%; and from March 21, 1998 and at all times thereafter - 3.25%.

     "Principal Office" - The principal place of business of the Agent and each Bank, now located as follows: (i) as to the Agent and Fleet, at One Federal Street, Boston, MA 02110, and (ii) as to U. S. Bank, at 1420 5th Avenue, Seattle, WA 98101.

     "Qualified Receivables" - Only those Receivables of the Company or any other Borrower (each, an "Account Creditor") which have been duly billed by the Account Creditor; and further provided that no Receivable will be deemed a Qualified Receivable unless:

          (i) such Receivable was promptly invoiced and remains unpaid not more than 90 days from the date of invoicing;

          (ii) such Receivable arose from the bona fide performance of services or an outright sale of goods by the Account Creditor, such services have been rendered and such goods have been shipped to the account debtor and billing has been made in accordance with any applicable contract;

          (iii) the Agent holds a fully perfected security interest in such Receivable and such Receivable is not subject to any lien or claim by any other Person, other than (A) the security interest in favor of the Agent created by the Security Agreement and (B) any lien permitted by clause (i) of Subsection 6.02(b) below;

          (iv) such Receivable is not subject to any credit allowance or adjustment by the account debtor and the account debtor has not complained as to its liability thereon and has not returned any of the goods from the sale of which the Receivable arose;

          (v) such Receivable arose in the ordinary course of business of the Account Creditor and did not arise from the performance of services for or the sale of goods to any affiliate or any supplier or employee of the Account Creditor or any other Borrower;

          (vi) no notice of any bankruptcy or insolvency of the account debtor has been received by or is known to the Account Creditor;

          (vii) the Agent has not notified the Account Creditor that the Receivable or account debtor is, in the Agent's reasonable discretion, unsatisfactory;

          (viii) the Security Agreement is in full force and effect with respect to such Account Creditor;

          (ix) such Receivable is evidenced by entries made in the normal course of business in the books and records of the Account Creditor, which books and records are maintained at the principal office of such Account Creditor (and, if the Account Creditor received the Receivable by assignment, such assignment is evidenced by a written instrument in form and substance satisfactory to the Agent and filed with the financial records of the relevant Account Creditor);

          (x) such Receivable is not a Federal Claim (or, if a Federal Claim, the Account Debtor has complied with the Assignment of Claims Act so as to provide the Agent a fully perfected assignment of such Receivable);

          (xi) the account debtor is located in the United States; and

          (xii) the account debtor has not failed to pay for more than 90 days such amount of Receivables owed by the same account debtor to the Account Creditor and/or to any other Borrower as constitutes 25% of the total Receivables owed by said account debtor to the Company and/or to any other Borrower.

     "Qualified Unbilled Receivables" - All Receivables of any Borrower which represent services actually rendered and not yet invoiced and which will, when invoiced, constitute Qualified Receivables.

     "Receivables" - All of each Borrower's present and future accounts and accounts receivables for goods sold or services rendered.

     "Required Banks" - All of the Banks party to this Agreement.

     "Reserve Rate" - The aggregate rate, expressed as a decimal, at which the Agent would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulation relating to such reserve requirements) against Eurocurrency Liabilities, as well as any other reserve which would be required of the Agent with respect to the LIBOR Loans if such LIBOR Loans were made by the Agent. The Eurodollar Interest Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Rate.

     "Revolving Commitment Amount" - Subject to reduction as provided in Section 12.05, Twenty Million ($20,000,000) Dollars.

     "Revolving Expiration Date" - July 10, 1998.

     "Revolving Loan Percentage" - As to each of the Banks, the following respective percentage:

               Fleet     - 50%
               U.S. Bank - 50%

     "Revolving Loans" - Loans made by any Bank to the Borrowers pursuant to
Section 2.01.

     "Revolving Notes" - The joint and several promissory notes of the Borrowers in the respective forms of Exhibits B-1 and B-2 attached hereto.

     "Security Agreement" - That certain Security Agreement (All Assets) of even date from the Borrowers to the Agent.

     "Senior Debt" - All Indebtedness of the Company and/or its Subsidiaries which is not Subordinated Debt.

     "Subordinated Debt" - All Indebtedness of the Company which is fully subordinated to the Loans pursuant to instruments satisfactory in form and substance to the Required Banks.

     "Subsidiary" - As to any Person, any corporation or other entity as to which such Person and/or any of its Subsidiaries, directly or indirectly, owns, or has the right to control or direct the voting of, more than fifty (50%) percent of the outstanding capital stock or other ownership interest having general voting power (under ordinary circumstances).

     "Temporary Loan" - As defined in Section 3.01.

     "Term Loan" - The Loan made by Fleet to the Borrowers pursuant to Section 2.05.

     "Term Note" - The joint and several promissory note of the Borrowers in the form of Exhibit C attached hereto.

     Section 1.02. Use of Defined Terms. Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

     Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles consistently applied on the basis used by the concerned entity in prior years.

                                   ARTICLE II

                         AMOUNTS AND TERMS OF THE LOANS


     Section 2.01. Revolving Loans. Subject to the terms and conditions hereinafter set forth, each Bank severally agrees that, upon the Borrowers' request, such Bank will make a loan under this Section 2.01 (each, a "Revolving Loan") to the Borrowers, as provided in Section 3.01, on any Business Day prior to the first to occur of (i) the Revolving Expiration Date or (ii) the earlier termination of such Bank's Commitment pursuant to Section 7.02 or 12.05, in an amount equal to the product of (x) such Bank's Revolving Loan Percentage times
(y) the principal amount of the total Revolving Loans then being requested by the Borrowers. The Commitment of each Bank to make Revolving Loans shall terminate and such Bank shall have no further obligation or liability with respect thereto upon the first to occur of said events described in clauses (i) and (ii) of the preceding sentence. All Revolving Loans will be made jointly to the Borrowers and repayment thereof will be the joint and several obligation of the Borrowers. In no event shall the Aggregate Revolving Loans outstanding or requested be such that, after giving effect to any such request, the Aggregate Revolving Bank Liabilities would exceed the then-effective Revolving Commitment Amount. Further, and without limitation of the foregoing, in no event shall the Aggregate Revolving Loans outstanding or requested be such that, after giving effect to any such request, the Aggregate Revolving Bank Liabilities would exceed the then-effective Borrowing Base. Each request by the Borrowers for LIBOR Loans hereunder shall be for an aggregate amount of $2,000,000 or an integral multiple of $2,000,000 in excess of $2,000,000. Each Floating Rate Revolving Loan requested will be in the amount of $100,000 or an integral multiple thereof.

     The Revolving Loans made hereunder shall be evidenced by the two Revolving Notes of the Borrowers, dated as of the date hereof, payable to the order of the respective Banks. The Borrowers hereby irrevocably authorize each Bank to make or cause to be made, on a schedule attached to such Bank's Revolving Note or on the books of such Bank, at or following the time of making each Revolving Loan and of receiving payment or prepayment of principal of any Revolving Loan, an appropriate notation reflecting such transaction (including the date, amount and maturity of each Revolving Loan) and the then aggregate unpaid principal balance of the Revolving Loans owed to such Bank. The aggregate unpaid principal amount of each Revolving Loan made by a Bank, as noted by such Bank from time to time on such a schedule or on its books, shall constitute presumptive evidence of such amount. Failure of a Bank to make any such notation shall not, however, affect any obligation of the Borrowers hereunder or under any of the Revolving Notes.

     Section 2.02. Requests for Floating Rate Revolving Loans. On each occasion when the Borrowers request Floating Rate Revolving Loans, the Borrowers will give the Agent telephonic or written notice, specifying the aggregate principal amount of the Floating Rate Revolving Loans so requested and the date upon which such Revolving Loans are to be made, which date shall be at least one (1) Business Day following that Business Day on which the Agent shall have received such written or telephonic notice (except that the Agent may, in its discretion, accept telephonic notice of any request for Floating Rate Revolving Loans up to 10:00 a.m. on the date on which such Floating Rate Revolving Loans are to be made). The Agent will promptly notify each Bank that it has received a request from the Borrowers for Floating Rate Revolving Loans and will inform each Bank of the aggregate principal amount requested, the amount of each Bank's Revolving Loan Percentage of such aggregate principal amount and the date on which each Floating Rate Revolving Loan is to be made.

     Section 2.03. Repayment of Principal of Revolving Loans. The Borrowers will repay (and will be jointly and severally obligated to repay) in full all Revolving Loans (together with all interest accrued thereon) on the first to occur of (i) the Revolving Expiration Date or (ii) an acceleration under Subsection 7.02(a) following an Event of Default. In the event that at any time the Borrowing Base is in an amount which is less than the then-outstanding Aggregate Revolving Bank Liabilities, the Borrowers will forthwith prepay (and will be jointly and severally obligated to prepay) so much of the Revolving Loans as may be required (or to cause the termination of such letters of credit as may be required) so that the Aggregate Revolving Bank Liabilities will never exceed the then effective Borrowing Base. In addition, payments will be made by the Borrowers so that the Aggregate Revolving Bank Liabilities will never exceed the Revolving Commitment Amount, as same may be from time to time reduced. Such prepayments and payments will be made to the Agent for the account of all Banks on a pro rata basis and will be applied first to Floating Rate Revolving Loans and only thereafter to LIBOR Loans.

     The Borrowers may prepay, at any time and from time to time, without premium or penalty, the whole or any portion of the Floating Rate Revolving Loans; provided that the outstanding Floating Rate Revolving Loans made by each Bank shall be paid pro rata. Each LIBOR Loan must be repaid in full on the last day of the Interest Period applicable thereto. The Borrowers may not make any prepayment of a LIBOR Loan prior to the last day of the Interest Period applicable thereto, unless the Borrowers shall forthwith pay all amounts owing to the Banks pursuant to the provisions of Section 2.11. Any payment of LIBOR Loans shall (except in the event of a prepayment pursuant to Section 2.13) be made to all Banks on a pro rata basis. Each prepayment of Revolving Loans, if less than the Aggregate Revolving Loans then outstanding, shall be in a principal amount of at least $2,000,000 as to LIBOR Loans and at least $100,000 as to Floating Rate Revolving Loans. The Borrowers shall give the Agent at least one Business Day's notice prior to making any prepayment of Revolving Loans. All payments in respect of the Revolving Loans will be made by the Borrowers to the Agent, for the respective accounts of the Banks entitled to same.

     Prior to the Revolving Expiration Date and within the other limits and on the conditions contained in this Agreement, the principal amounts of the Revolving Loans (both LIBOR Loans and Floating Rate Revolving Loans) which are prepaid or repaid are available for reborrowing hereunder. All Revolving Loans not repaid prior to the Revolving

Expiration Date will be due and payable in full on the Revolving Expiration Date, together with all unpaid interest accrued thereon to the date of payment.

     Section 2.04. Interest Payments on Revolving Loans. The Borrowers will pay (and will be jointly and severally obligated to pay) interest on the principal amount of the Revolving Loans outstanding from time to time, from the date of the initial Revolving Loan hereunder until payment of all Revolving Loans and the Revolving Notes in full. Interest on Floating Rate Revolving Loans will be payable monthly in arrears on the first day of each month, commencing with the first such date after the making of any Revolving Loan. Interest on any LIBOR Loan will be paid on the Interest Payment Date applicable thereto. In any event, interest shall also be paid on the date of payment of the Revolving Loans in full. The rate of interest payable on Floating Rate Revolving Loans shall be a fluctuating rate per annum which shall at all times be equal to the sum of (i) 0.75% per annum plus (ii) the Prime Rate as in effect from time to time (but in no event in excess of the maximum rate permitted by then applicable law), with a change in such rate of interest to become effective on the same day on which any change in the Prime Rate is effective. The rate of interest payable on any LIBOR Loan will be the Eurodollar Interest Rate applicable thereto. Overdue principal of the Revolving Loans and, to the extent permitted by law, overdue interest on the Revolving Loans shall bear interest at a rate per annum which at all times shall be equal to the sum of (i) two (2%) percent per annum plus (ii) the rate otherwise applicable to the Revolving Loans (but in no event in excess of the maximum rate from time to time permitted by then applicable law), compounded monthly and payable on demand.

     Section 2.05. LIBOR Loans. Any Revolving Loan made under this Article II will, except as provided in this Section 2.05, be a Floating Rate Revolving Loan. Subject to the conditions set forth in this Agreement, the Borrowers may elect that the Revolving Loans to be made on any date under Section 2.01 will be made as LIBOR Loans. Such election shall be made by the Borrowers giving to the Agent a written or facsimile notice (a "Fixed Rate Borrowing Notice") containing the information described below, which Fixed Rate Borrowing Notice must be received by the Agent not later than 12:00 noon (Boston time) three Business Days prior to the date of the proposed borrowing. Each Fixed Rate Borrowing Notice must state that LIBOR Loans are being requested, specify the aggregate principal amount of the proposed LIBOR Loans requested and specify the date on which such LIBOR Loans are to be made and the duration (one month, two months or three months) of the Interest Period selected for such LIBOR Loans. Any Fixed Rate Borrowing Notice shall, upon receipt by the Agent, become irrevocable and binding on the Borrowers. The Agent shall promptly transmit to each Bank a copy of each Fixed Rate Borrowing Notice which it receives. If the Borrowers submit a Fixed Rate Borrowing Notice and then fail for any reason to borrow the LIBOR Loans described therein, the Borrowers shall, upon submission by any Bank of a Bank Certificate with respect thereto, forthwith indemnify such Bank (with payment to be made to the Agent for the account of such Bank) against any loss or expense incurred by such Bank as a result of any such failure by the Borrowers, including, without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Bank to fund or maintain the requested LIBOR

Loans. Each LIBOR Loan will mature and be due and payable in full on the last day of the Interest Period applicable thereto. The principal amount of any LIBOR Loan so repaid may be reborrowed as a new LIBOR Loan to the extent and on the terms and conditions contained in this Agreement by delivery to the Agent of a new Fixed Rate Borrowing Notice conforming to the requirements set forth above in this Section 2.05 or, to the extent and on the terms and conditions contained in this Agreement, may be reborrowed as a Floating Rate Revolving Loan (and any LIBOR Loan not so repaid and not so reborrowed as a new LIBOR Loan will be deemed to have been so reborrowed as a Floating Rate Revolving Loan).

     Any request for a LIBOR Loan and may be made on behalf of the Borrowers only by a duly authorized officer of the Company; provided, however, that the Agent may conclusively rely upon any written or facsimile communication received from any individual whom the Agent believes in good faith to be such a duly authorized officer.

     Section 2.06. Term Loan. Pursuant to this Agreement, Fleet is this day making a term loan (the "Term Loan") to the Borrowers in the original principal amount of $20,000,000. The Term Loan is being made jointly to the Borrowers and repayment thereof is the joint and several obligation of the Borrowers. The Term Loan is evidenced by the Term Note. The Borrowers hereby irrevocably authorize Fleet to make or cause to be made, on a schedule attached to the Term Note or on the books of such Bank, at or following the time of receiving each payment or prepayment of principal of the Term Note, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Term Loan. The aggregate unpaid principal amount of the Term Loan, as recorded by Fleet from time to time on such schedule or on such books, shall constitute presumptive evidence of such amount. Failure of Fleet to make any such notation shall not, however, affect any obligation of the Borrowers hereunder or under the Term Note.

     Section 2.07. Repayment of Principal of the Term Loan. The Borrowers will repay (and will be jointly and severally obligated to repay) the principal amount of the Term Loan in the following installments: seven (7) quarterly installments, each in the amount of $750,000, payable on each of July 1, 1998, September 30, 1998, December 31, 1998, March 31, 1999, June 30, 1999, September 30, 1999 and December 31, 1999; followed by ten (10) equal quarterly installments, each in the amount of $1,475,000, payable on the last day of each calendar quarter commencing March 31, 2000 and continuing on the last day of each calendar quarter thereafter through and including June 30, 2002, when there shall be due and payable an amount equal to all then unpaid principal of the Term Loan and all accrued interest thereon. The Borrowers will also repay, within 90 days after the end of each fiscal year, for each of their 1997, 1998 and 1999 fiscal years, an additional amount of principal of the Term Loan equal to 75% of the Company's Excess Cash Flow for each such fiscal year. For each such fiscal year, "Excess Cash Flow" is the result of (x) actual Consolidated EBITDA of the Company and Subsidiaries for such fiscal year minus (y) the sum of
(i) all federal and state income taxes actually paid by the Company and/or any of its Subsidiaries during such fiscal year, (ii) the Consolidated Interest Expense actually paid by the Company and/or any of its Subsidiaries during such fiscal year, (iii) all dividends (other than dividends paid in stock of the Company) paid by the Company during such fiscal year, (iv) Capital Expenditures incurred by the Company and/or any of its Subsidiaries during such fiscal year and not financed by Indebtedness for Money Borrowed, (v) cash earn-out payments (if any) made during such fiscal year by the Company and/or any of its Subsidiaries, and (vi) payments (if any) made by the Company and/or any of its Subsidiaries during such fiscal year with respect to current maturities of long-term debt (not including payments on account of Excess Cash Flow pursuant to Section 2.07). The Borrowers may at their option prepay at any time, without premium or penalty, the whole or any portion of the Term Loan; provided that (i) each such optional prepayment, if less than the entire principal amount of the Term Loan then outstanding, shall be in an amount of $1,000,000 or an integral multiple thereof and (ii) each such prepayment shall be accompanied by payment of all interest on the Term Loan accrued to the date of such prepayment. Any partial prepayment of principal of the Term Loan shall be applied to installments of principal of the Term Loan thereafter coming due in inverse order of normal maturity. The Borrowers shall give the Agent not less than 5 Business Days' prior written notice of any prepayment of the Term Loan. All payments in respect of the Term Loan will be made by the Borrowers to the Agent, for the account of Fleet. Amounts paid or prepaid with respect to the Term Loan are not available for reborrowing.

     In addition, and without limitation of the foregoing, Fleet may at any time by written notice (the "Call Notice") to the Borrowers declare the Term Loan to be fully matured and to be due and payable in full on any date (the "Accelerated Maturity Date") designated for this purpose in the Call Notice, and if such Call Notice is given the outstanding principal balance of the Term Loan will become due and payable in full on the Accelerated Maturity Date, together with all interest thereon to the Accelerated Maturity Date; provided that (i) the Accelerated Maturity Date will not be earlier than July 10, 1998 and (ii) the Call Notice will be given not less than 5 days prior to the Accelerated Maturity Date. The Borrowers jointly and severally acknowledge and agree that (i) Fleet may give the Call Notice at any time, whether or not any Default or Event of Default has occurred under this Agreement and with or without any other cause and (ii) upon the giving of such Call Notice in accordance with this paragraph, the Term Loan will be due and payable in full on the designated Accelerated Maturity Date, whether or nor any Default or Event of Default has occurred under this Agreement and without regard to any other circumstance. The Borrowers jointly and severally acknowledge and agree that the ability of Fleet to cause the Term Loan to become due and payable in full at any time on or after July 10, 1998 (whether or not any Default or Event of Default or any other circumstance has occurred) is a substantial inducement for Fleet to make the Term Loan.

     The Borrowers agree to give Fleet written notice not less than 90 nor more than 120 days prior to July 10, 1998 specifically referring to this Agreement and stating that Fleet has the right pursuant to this Section 2.07 to give the Call Notice referred to hereto with the result that the Term Loan would become due and payable in full at any time on or after July 10, 1998.

     Section 2.08. Interest Payments on Term Loan. The Borrowers will pay (and will be jointly and severally obligated to pay) interest on the principal amount of the Term Loan outstanding from time to time, from the date hereof until payment of the Term Loan and the Term Note in full. Such interest will be payable monthly in arrears on the first day of each month (commencing with July 1, 1997) and on the date of payment in full of the Term Loan. The rate of interest on the Term Loan shall be a fluctuating rate per annum which shall at all times be equal to the sum of (1) the then applicable Prime Rate Increment plus (2) the Prime Rate as in effect from time to time (but in no event in excess of the maximum rate permitted by then applicable law), with a change in such rate of interest to become effective on the same day on which any change in the Prime Rate or in the applicable Prime Rate Increment is effective. Overdue principal of the Term Loan and, to the extent permitted by law, overdue interest on the Term Loan shall bear interest at a rate per annum which at all times shall be equal to the sum of (i) two (2%) percent per annum plus (ii) the rate otherwise applicable to the Term Loan (but in no event in excess of the maximum rate from time to time permitted by then applicable law), compounded monthly and payable on demand.

     Section 2.09. Commitment and Other Fees. At the date of this Agreement, the Borrowers are paying to the Agent, for the account of the respective Banks in accordance with their respective Revolving Loan Percentages, a non-refundable fee (the "Facility Fee") of $300,000. (If the within facility for Revolving Loans is hereafter amended or extended, the fees paid in connection with such amendment or extension will take into account the Facility Fee paid this day, although additional amounts may also be charged for any such amendment or extension.) Further, the Borrowers will pay (and will be jointly and severally obligated to pay) to the Agent, for the account of each of the Banks, on the first day of each calendar quarter, commencing on July 1, 1997 and on the Revolving Expiration Date or date of earlier termination of the within facility for Revolving Loans, commitment fees ("Commitment Fees") computed quarterly in arrears (being computed through the last day of the immediately preceding calendar quarter) on the daily average unused portion of such Bank's Revolving Loan Percentage of the Revolving Commitment Amount (as such Revolving Commitment Amount shall be in effect on the relevant day) during the calendar quarter (or portion thereof) for which such Commitment Fees are to be determined. Such Commitment Fees will be payable, based on such daily average unused portion of each Bank's Revolving Loan Percentage of the Revolving Commitment Amount, at the rate of 0.5% per annum. As used herein, the "unused portion" of a Bank's Revolving Loan Percentage of the Revolving Commitment Amount on any date shall mean that amount by which (x) such Bank's Revolving Loan Percentage of the then-effective Revolving Commitment Amount exceeds (y) the total of (1) the then total outstanding principal amount of all Revolving Loans made by such Bank plus
(2) the total Letter of Credit Exposure of such Bank at such date. As used herein, the "Letter of Credit Exposure" of Fleet is the total outstanding amounts of all letters of credit issued by Fleet for the account of any Borrower, less the amounts participated to any other Bank hereunder. The "Letter of Credit Exposure" of any Bank other than Fleet is the total outstanding amount in which such other Bank has a participation interest with respect to letters of credit issued by Fleet for the account of any Borrower. The Borrowers will also pay (and will be jointly and severally obligated to pay) to Fleet certain Agent's fees and a facility fee and other consideration with respect to the Term Loan, all as separately agreed between Fleet and the Borrowers.

     The Facility Fee, Commitment Fees and other fees and consideration provided for in this Section 2.09 are in addition to any fees, balances or charges which may be applicable to other services now or hereafter provided to any Borrower by any Bank or by any of their respective affiliates.

     Section 2.10. Rate Determination Protection. In the event that:

     (i) any Bank shall determine that, by reason of circumstances affecting the London interbank market or otherwise, adequate and reasonable methods do not exist for ascertaining LIBOR for any Interest Period, or

     (ii) any Bank shall determine that:

               (A) the making or continuation of any LIBOR Loan has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely effects the London interbank market or (2) compliance by such Bank in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

               (B) LIBOR, as set by the Agent, will not adequately and fairly reflect the cost to such Bank of funding its LIBOR Loans for such Interest Period then such Bank shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers) to the relevant Borrower or Borrowers. In such event, the obligations of such Bank to make LIBOR Loans shall be suspended until such Bank determines that the circumstances giving rise to such suspension no longer exist, whereupon such Bank shall notify the Borrowers.

     Section 2.11. Prepayment of LIBOR Loans. The following provisions shall be effective only at such time as a Eurodollar Interest Rate shall have become applicable to any Loan: If, due to acceleration of the maturity of any Note or Notes, or due to optional or mandatory payment or prepayment, or for any other reason, any Bank receives payment of all or any portion of principal of any LIBOR Loan on any date prior to the last day of the then-current Interest Period applicable thereto, then the Borrowers shall, upon demand and receipt of a Bank Certificate from any Bank with respect thereto, pay (and shall be jointly and severally obligated to pay) forthwith to the Agent for the account of the Bank rendering same any amounts required to compensate such Bank for any losses, costs or expenses which it may have incurred and may reasonably incur as a result of such payment or conversion, including, without limitation, any loss or expense incurred by reason of the liquidation or redeployment of funds acquired by such Bank to fund or maintain principal of the relevant LIBOR Loan. No LIBOR Loan may be converted to a Floating Rate Revolving Loan except as provided in Section 2.13.

     Section 2.12. Increased Costs; Capital Adequacy.

          (a) If the adoption or effectiveness, after the date hereof, of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

               (i) shall subject any Bank to any Imposition or other charge with respect to any LIBOR Loan or its obligation to make LIBOR Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on any LIBOR Loan or any other amounts due under this Agreement in respect of any LIBOR Loan or its obligation to make LIBOR Loans (except for changes in the rate of tax on the overall net income of such Bank); or

               (ii) shall impose, modify or deem applicable any reserve, special deposit, deposit insurance or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement already taken into account in determining the applicable Reserve Rate) against assets of, deposits with or for the account of, or credit extended by, any Bank or shall impose on any Bank or on the London interbank market any other condition affecting any LIBOR Loan of such Bank, any Note issued by such Bank or any Bank's obligations to make LIBOR Loans and the result of any of the foregoing is to increase the cost to such Bank of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Bank under this Agreement or under any Note with respect thereto, by an amount deemed by such Bank to be material, then, upon demand by such Bank and receipt of a Bank Certificate from such Bank with respect thereto, the Borrowers shall pay (and shall be jointly and severally obligated to pay) to the Agent for the account of such Bank such additional amount or amounts as will compensate such Bank for such increased costs or reduction in receipts.

     (b) If any Bank shall have determined that the adoption or effectiveness after the date hereof of any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies, or any change therein after the date hereof, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive of such entity regarding capital adequacy (whether or not having the force of law) has or would have the effect of reducing the return on such Bank's capital with respect to its Commitment or with respect to any Loan or Loans (whether or not LIBOR Loans) to a level below that which such Bank would have achieved (taking into consideration such Bank's policies with respect to capital adequacy immediately before such adoption, effectiveness, change or compliance and assuming that such Bank's capital was then fully utilized) by any amount deemed by such Bank to be material: (i) such Bank shall promptly after its determination of such occurrence give notice thereof to the Borrowers; and (ii) the Borrowers shall pay (and shall be jointly and severally obligated to pay) to the Agent for the account of such Bank as an additional fee from time to time on demand such amount as such Bank certifies to be the amount that will compensate it for such reduction. A certificate of any Bank claiming compensation under this Section 2.12 shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to it hereunder and the method by which such amounts were determined. In determining such amount, a Bank may use any reasonable averaging and attribution methods.

     (c) No failure on the part of any Bank to demand compensation on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion and no failure on the part of any Bank to deliver any Bank Certificate in a timely manner shall in any way reduce any obligation of any Borrower to such Bank under this Section 2.12.

     Section 2.13. Illegality or Impossibility. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation or administration of any law or regulation applicable to any Bank or any Bank's activities in the London interbank market shall make it unlawful, or any central bank or other governmental authority having jurisdiction over any Bank or any Bank's activities in the London interbank market shall assert that it is unlawful, or otherwise make it impossible, for any Bank to perform its obligations hereunder to make LIBOR Loans or to continue to fund or maintain such LIBOR Loans, then on notice thereof and demand therefor by such Bank to the Agent and the Borrowers, (i) the obligation of such Bank to fund LIBOR Loans shall terminate and (ii) the Borrowers shall within five (5) Business Days after such Bank gives such notice prepay in full all affected LIBOR Loans.

     Section 2.14. Letters of Credit. (a) Subject to the terms and conditions of this Agreement (including, without limitation, satisfaction of the conditions set forth in Section 4.02), at the request of the Borrowers made prior to the Revolving Expiration Date, Fleet will from time to time issue stand-by letters of credit for the account of any Borrower; provided that (i) the aggregate of all Letter of Credit Liabilities outstanding will at no time exceed $2,500,000,
(ii) the letter of credit issuance fee for any such stand-by letter of credit will be an annual payment (payable quarterly in arrears) equal to 1.5% of the original stated amount of such letter of credit, and (iii) at the time of issuance of any such letter of credit and after giving effect thereto the Aggregate Revolving Bank Liabilities will not exceed the lesser of (x) the then-effective Revolving Commitment Amount or (y) the then-effective Borrowing

Base. Further, no letter of credit may be issued with an expiry date later than the Revolving Expiration Date. All letters of credit issued under this Subsection 2.14(a) and the reimbursement agreements and other documentation relating thereto will be in such form as Fleet may require and all transfer fees, negotiations fees, drawing fees and other out-of-pocket expenses in connection with such letters of credit will be solely for the account of Fleet. Fleet will not be required to issue any such letter of credit if the Borrowers have failed to satisfy any of the conditions of Section 4.02.

     (b) If any letter of credit is issued hereunder by Fleet, each Bank other than Fleet (each, a "Participant Bank") will be deemed thereupon automatically to have purchased a participation in such letter of credit from Fleet in proportion to such Participant Bank's respective Revolving Loan Percentage. The terms of such participation will (1) require the Participant Bank to fund to Fleet, on the same Business Day as any amount is drawn under the letter of credit, the Participant Bank's Revolving Loan Percentage of any amount so drawn and not immediately reimbursed by the Borrowers, (2) require Fleet to account to the Participant Bank for an amount equal to the Participant Bank's Revolving Loan Percentage of each letter of credit issuance fee (but not drawing fees, transfer fees or other fees representing compensation for costs and expenses incurred by Fleet) collected by Fleet in connection with such letter of credit,
(3) require Fleet to account to the Participant Bank for the Participant Bank's share of any reimbursement payment made by the Borrowers to Fleet with respect to any amount drawn under a letter of credit in which the Participant Bank has participated in the funding as described in clause (1) above, and (4) require Fleet to account to the Participant Bank for any interest collected by Fleet from the Borrowers on the amount funded, as hereinabove provided, by the Participant Bank. The Borrowers hereby authorize Fleet, without further request from the Borrowers or from any other party, to cause the Borrowers' liability to Fleet or the Banks (or any of them) for reimbursement of funds drawn under any such letter of credit to be repaid from the proceeds of a Floating Rate Revolving Loan to be made hereunder. The Borrowers hereby irrevocably request that such Floating Rate Revolving Loans be made and each Bank agrees to fund its pro rata share of same, notwithstanding that the amount thereof may not be in a minimum amount or an integral multiple as otherwise required for a Floating Rate Revolving Loan request and notwithstanding any default which may then exist; provided that no such Floating Rate Revolving Loan shall be made so as to cause the Aggregate Revolving Bank Liabilities to exceed the then effective Revolving Commitment Amount. If such a Floating Rate Revolving Loan is for any reason not made pursuant to the immediately preceding sentence, the Borrowers will be deemed jointly and severally to owe to Fleet and to each Participant Bank a demand loan (which will for all purposes be deemed a "Loan" under this Agreement) in the amount of the letter of credit drawing funded by each of them, respectively, and not reimbursed by the Borrowers.

                                   ARTICLE III

                           LOAN PROCEEDS AND PAYMENTS


     Section 3.01. Funding by Banks; Availability. Promptly after (and on the same Business Day as) the receipt by the Agent of a request for the borrowing of Revolving Loans, the Agent will give a telephonic notice thereof to each Bank. On any Business Day on which Revolving Loans are to be made to the Borrowers hereunder, each Bank will make available to the Agent, at the Principal Office of the Agent, in immediately available funds, such Bank's Revolving Loan Percentage of such Revolving Loans. Each Bank will make such funds available to the Agent prior to 2:00 p.m. (Boston Time) (the "Wire Deadline") on such Business Day, provided that, such Bank has received, prior to 11:00 a.m. (Boston time) on such Business Day, written or telephonic notice of the aggregate amount of the Revolving Loans to be made and such Bank's Revolving Loan Percentage thereof. In the event that such immediately available funds are not received from a Bank by the Wire Deadline on any Business Day, such Bank's portion of such Revolving Loan will not be made for the account of such Bank until the Business Day next following the day on which such immediately available funds are received by the Agent. The Agent may make temporary loans (each, a "Temporary Loan") to the Borrowers to cover any portion of a proposed Revolving Loan which is not funded by the Wire Deadline, but shall have no obligation to do so. Each Temporary Loan shall be upon such terms and conditions as the Agent and the Borrowers may agree; all funds subsequently received by the Agent from the relevant Bank with respect to this Agreement shall be applied to repayment of the Temporary Loan made by the Agent until it is paid in full. Any Temporary Loan will be payable by the Borrowers jointly and severally on demand and will bear interest at the per annum rate equal to the sum of (i) 0.75% per annum plus
(ii) the Prime Rate.

     The Commitment of each Bank under this Agreement is the several and individual commitment of such Bank, and neither the Agent nor any other Bank shall have any liability for the failure of a Bank to honor its Commitment hereunder. No failure by a Bank to honor its Commitment hereunder will excuse any other Bank from honoring its own Commitment.

     Section 3.02. Charges Against Accounts. The Agent may charge any general deposit account maintained with the Agent by any Borrower with the amount of all payments of principal, interest and fees coming due in the normal course, from time to time, under this Agreement and/or any of the Notes; and will thereafter notify the Borrowers of the amount so charged. The failure of the Agent so to charge any account or to give any such notice shall not affect the obligation of any Borrower to pay interest, principal or other sums as provided herein and/or in the Notes. Each Borrower hereby authorizes the Agent to pay the amounts so charged to itself and/or the Banks, in the manner described in the second sentence of Section 3.04.

     Section 3.03. Use of Loan Proceeds. The proceeds of all Revolving Loans will be used by the Borrowers solely for working capital and general corporate purposes. The proceeds of the Term Loan will be used by the Borrowers solely to refinance a portion of the existing indebtedness owed to certain subordinated noteholders. Letters of credit will be used to support the Borrowers' workers' compensation program and for other general corporate purposes.

     Section 3.04. Payments. Except as otherwise provided in Section 3.02 and
Section 7.03, all payments of interest, principal and any other sum payable hereunder and/or the Notes shall be made to the Agent at its Principal Office, in immediately available funds. Subject to the provisions of Sections 9.04 and 12.04, all payments received by the Agent shall be applied as follows: First, to fees, costs, charges and expenses of the Banks and/or the Agent payable by any of the Borrowers under this Agreement or any of the other Loan Documents, being applied pro rata among such Banks and the Agent in proportion to the respective amounts then owed to each of them for such fees, costs, charges and expenses; Second, to the payment of interest, being applied pro rata among the Banks (including the Agent with respect to any Temporary Loans made by the Agent) in proportion to the respective amounts then owed to each of them on account of interest then accrued and unpaid on the Loans; Third, to the payment of principal of the Revolving Loans and Temporary Loans, being applied pro rata among the Banks (including the Agent with respect to any Temporary Loans made by the Agent) in proportion to the respective amounts then owed to each of them on account of principal of the Revolving Loans and Temporary Loans; Fourth, to the payment of principal of the Term Loan; and Fifth, to the payment of any other amounts owed hereunder or any of the other Loan Documents.

     All payments received from any Borrower by the Agent after 2:00 p.m. on any day shall be deemed received by the Agent as of the next succeeding Business Day. Interest payable under the Notes and/or this Agreement shall be computed on the basis of a year of 360 days for the number of days actually elapsed.

     Section 3.05. Payment on Non-Business Days. Whenever any payment to be made hereunder or under any of the Notes shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and interest payable on each such date shall include the amount thereof which shall accrue during the period of such extension of time.

     Section 3.06. Net Payments. All payments by each Borrower hereunder and/or in respect of any Note shall be made without deduction, set-off or counterclaim, notwithstanding any claim which any Borrower may now or at any time hereafter have against the Agent or any Bank or any other Person.

                                   ARTICLE IV

                              CONDITIONS OF LENDING


     Section 4.01. Conditions Precedent to Initial Loan. Prior to the making of the initial Loan hereunder (or the issuance of any letter of credit hereunder), the Borrowers shall deliver to each Bank a duly executed copy of this Agreement and such Bank's respective Revolving Note (and, as to Fleet, the Term Note), and shall deliver to the Agent the documents enumerated below in this Section 4.01, all of which, as well as all legal matters incident to the transactions contemplated hereby, shall be satisfactory in form and substance to the Agent and its counsel:

     (a) Certified copies of the resolutions of the Board of Directors (and, if necessary, the stockholders) of each Borrower evidencing approval of this Agreement, the Notes, the Pledge Agreements, the Security Agreement and the other matters contemplated hereby and thereby and certified copies of all documents evidencing other necessary corporate action or approvals, if any, with respect to this Agreement, the Notes, the Pledge Agreements, the Security Agreement and such other matters, including, without limitation, any required approvals of governmental authorities and other Persons.

     (b) A certificate, signed by the Clerk or Secretary of each Borrower, setting forth the names and titles of the officers of such Borrower authorized to sign this Agreement, the Notes, the Pledge Agreements, the Security Agreement and any and all other agreements, certificates, notices and reports referred to herein; such certificate shall contain the true signatures of such officers and shall state that the Agent and the Banks may conclusively rely on the statements made therein until the Agent shall receive a further certificate of such Clerk or Secretary canceling or amending the prior certificate and submitting signatures of the officers named in such further certificate.

     (c) A copy of the Charter of each Borrower and all amendments thereto, certified by the Secretary of State of the jurisdiction of incorporation of such Borrower; a copy of the by-laws of each Borrower, as amended to date, as certified by its respective Clerk or Secretary; certificates of legal existence and good standing (including, without limitation, tax good standing) for each Borrower in its respective jurisdiction of incorporation; and certificates of the appropriate state officials and agencies in all other jurisdictions in which each Borrower owns, leases or operates any real or personal property and in each other jurisdiction in which each Borrower is required to qualify to do business, in each case attesting as to such Borrower's qualification and good standing (including, without limitation, tax good standing) in each such jurisdiction.

     (d) A favorable written opinion of counsel to the Borrowers, in form and substance satisfactory to the Agent.

     (e) The Security Agreement, duly executed by all of the Borrowers.

     (f) Pledge Agreements, duly executed by all relevant Borrowers, together with stock certificates and stock powers signed in blank, so that the capital stock of all Subsidiaries of each Borrower will be pledged to the Agent.

     (g) Uniform Commercial Code Financing Statements and all such other documents as shall be necessary or desirable to vest in the Agent, for the benefit of the Banks, a first priority interest in and to all of the Collateral, and evidence of all filings, recordations and other actions necessary or desirable to perfect fully the Agent's security interests.

     (h) Stock pledge agreements (the "Personal Pledges") in favor of Fleet from each of James Paterek, Michael Ferrentino and Christopher Franco (collectively, the "Personal Pledgors") covering an aggregate of not less than 1,500,000 shares of common stock of the Company and all options of the Personal Pledgors to acquire stock in the Company. The Personal Pledges will be duly executed by the Personal Pledgors and accompanied by stock certificates and stock powers signed in blank and other assignments and powers of attorney, so that the aforesaid shares and options will be pledged to Fleet in order to secure the Borrowers' obligations to Fleet with respect to the Term Loan.

     (i) Such documents which, in the opinion of any Bank, are required to be obtained in connection with the Loans to be made by such Bank by reason of the provisions of any law or regulation applicable to such Bank, and the statements made in such documents shall be such as, in the opinion of each Bank, will permit such Loans from such Bank in accordance with such laws and regulations.

     (j) Consolidated financial statements of the Company as at December 31, 1996 and for the fiscal year then ended, certified by the Company's independent certified public accountants.

     (k) Interim financial statements for the Company and Subsidiaries as at May 25, 1997 and for the fiscal period then ended.

     (l) Certificates of the insurance required by this Agreement and/or the Security Agreement.

     (m) A certificate dated the date of the initial Loan or letter of credit issuance, given by an authorized officer of each Borrower, affirming compliance with the conditions of Subsections 4.02(a)-(d).

     (n) An aging report as to the Receivables of the Borrowers in such detail as may be required by the Agent.

     (o) A certificate executed by the chief financial officer of the Company, dated the date of such initial Loan or letter of credit issuance, setting forth the Borrowing Base as of such date and demonstrating compliance with Subsection 6.01(t).

     (p) Master notes signed by each Borrower other than the Company, as described in Section 4.03.

     (q) Such other documents, instruments, records, assignments, consents, certificates, opinions, assurances and authorizations as the Agent shall reasonably require.

     Section 4.02. Conditions Precedent to All Loans. The obligation of each Bank to make any Loan (including the initial Loan) and the obligation of Fleet to issue any letter of credit for the account of any Borrower are subject to the further conditions precedent that on the date on which such Loan is made or on which such letter of credit is issued (and, in each case, after giving effect to such transaction):

     (a) The statements, representations and warranties of each Borrower made in this Agreement shall continue to be correct as of the date of such Loan or letter of credit issuance.

     (b) The covenants and agreements of each Borrower contained herein shall have been complied with on and as of the date of such Loan or letter of credit issuance.

     (c) No Default or Event of Default shall have occurred and be continuing.

     (d) No material adverse change shall have occurred in the financial condition of any Borrower from that disclosed in the financial statements then most recently furnished to the Banks.

     Each request for any Revolving Loan or any letter of credit issuance will be accompanied by a Borrowing Base Certificate executed by a duly authorized officer of the Company.

     Section 4.03. Pledged Notes. The loans and advances made from time to time by the Company to each other Borrower will be evidenced by a master note, in form satisfactory to the Banks, executed by each such other Borrower. Each such master note will be endorsed to the order of the Agent for the benefit of the Banks and will be delivered to the Agent as further collateral for the Loans and the obligations of the Borrowers under this Agreement. If, at any time after the date hereof, any corporation or other entity becomes a Borrower, it will promptly execute such a master note and endorse same to the order of the Agent and deliver same to the Agent as further Collateral hereunder.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     Section 5.01. Representations and Warranties. As an inducement to the Banks to execute this Agreement and to make Loans hereunder to the Borrowers, each Borrower hereby represents and warrants to the Agent and to each Bank as follows:

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each other Borrower is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, as set forth on Exhibit D hereto. Each Borrower has the corporate power and authority to enter into and perform this Agreement, to grant the liens contemplated by the Security Agreement and the Pledge Agreements, to execute and deliver each of the Notes, to enter into and perform all of the obligations required of such Borrower by all other instruments and other documents referred to herein to which it is a party, to fulfill its obligations set forth herein and therein and to carry out the transactions contemplated hereby and thereby. Each Borrower has all requisite corporate power to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and is duly qualified to do business and in good standing in each jurisdiction where such Borrower owns, leases or operates any real or personal property and in each other jurisdiction where the failure to be so qualified could (singly or in the aggregate with all such other failures to be qualified) have a material adverse effect on the business, prospects, condition, affairs or operations of any Borrower. At the date of this Agreement, except as set forth on Exhibit D hereto, no Borrower has any Subsidiaries and no Borrower is a member of any partnership or joint venture.

     (b) As of the date hereof, the Company knows of no Person who owns, of record or beneficially, 5% or more of any class of capital stock of the Company, except as listed on Exhibit E hereto. The Company owns 100% of the capital stock of each of its Subsidiaries.

     (c) The execution, delivery and performance of this Agreement, the Notes, the Security Agreement and the other documents required to be executed by any Borrower pursuant hereto have been duly authorized by all necessary corporate action, will not require the consent of any third party, and will not conflict with, violate the provisions of, or cause a default or constitute an event which, with the passage of time or the giving of notice or both, could constitute a default on the part of any Borrower under any contract, agreement, law, rule, order, ordinance, franchise, instrument or other document or under any provision of the Charter or by-laws of any Borrower, or result in the imposition of any lien or encumbrance (except in favor of the Agent) on any property or assets of any Borrower. This Agreement and the other documents delivered to the Agent or to any Bank by any Borrower pursuant hereto (including, without limitation, the Notes) are the legal, valid and binding obligations of each Borrower named as a party therein, enforceable as against each such Borrower in accordance with their respective terms.

     (d) Except as disclosed on Exhibit F hereto, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Borrower, threatened, anticipated or contemplated (nor, to the knowledge of any Borrower, is there any basis therefor) against or affecting any Borrower or any Subsidiary of any Borrower by or before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could prevent or hinder the consummation of the transactions contemplated hereby or call into question the validity of this Agreement, any Note or any other instrument provided for or contemplated by this Agreement or any action taken or to be taken in connection with the transactions contemplated hereby or thereby, nor are there any such actions, suits, proceedings or investigations pending or, to the knowledge of any Borrower, threatened, anticipated or contemplated (nor, to the knowledge of any Borrower, is there any basis therefor) which, if determined adversely to any Borrower or any Subsidiary of any Borrower, in any single case or in the aggregate, could result in any material adverse change in the business, prospects, condition, affairs or operations of any Borrower.

     (e) No Borrower nor any Subsidiary of any Borrower is in violation of any term of its Charter or by-laws, as now in effect, or in violation of any mortgage, indenture or judgment, decree or order, any other instrument, contract or agreement or any administrative determination, failure to comply with which, singly or in the aggregate with all such other failures, could have a material adverse effect upon the business, prospects, condition or operations of any Borrower.

     (f) Each Borrower and each Subsidiary of any Borrower has filed proper and accurate federal, foreign, state and local tax returns, reports and estimates for all years and periods for which any such returns, reports or estimates were required to be filed and has paid all taxes, assessments, impositions, fees and other governmental charges required to be paid in respect of the periods covered by any such returns, reports or estimates. Neither any Borrower nor any such Subsidiary is delinquent in the payment of any tax, assessment or governmental charge, and no deficiencies for any tax, assessment or governmental charge have been asserted or assessed, and no Borrower knows of any material governmental liability or basis therefor for which adequate reserves have not been established.

     (g) Each Borrower and each Subsidiary of any Borrower is in compliance with all requirements of law, federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets and all Premises occupied by it, failure to comply with which could, singly or in the aggregate with all other such failures, have a material adverse effect upon the business, prospects, condition or operations of any Borrower. Without limiting the foregoing, each Borrower and each Subsidiary of any Borrower has all the required franchises, licenses, permits, certificates and authorizations needed for the conduct of its business and the use of its properties and all premises occupied by it, as now conducted, owned and used or as proposed to be conducted, owned and used. No Borrower nor any Subsidiary of any Borrower has received any notice, not heretofore complied with, from any federal, state or local authority or any insurance or inspection body that any of its properties, facilities, equipment or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building or zoning law or any other requirement of any such authority or body. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary to the valid execution or delivery of, or for the performance by any Borrower of any of its obligations under, this Agreement, any Note or any other instrument provided for or contemplated by this Agreement.

     (h) No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System. The Company and the other Borrowers are primarily engaged in the business of providing temporary manpower services. No Borrower is an "investment company" nor the "affiliate" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

     (i) Each Borrower and each Subsidiary of any Borrower has good and marketable title to all assets now carried on its books, including those reflected on its financial statements referred to in Subsection 5.01(j) or acquired since the date of such statements, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except as permitted under Subsection 6.02(b). Each Borrower and each Subsidiary of any Borrower enjoys peaceful and undisturbed possession under all leases under which it is operating, and all of such leases are valid and subsisting and in full force and effect.

     (j) The financial statements of the Company and Subsidiaries for the fiscal year ended December 31, 1996 and the fiscal quarter ended March 31, 1997, respectively, heretofore delivered to the Agent, fairly present the financial condition of the Company and Subsidiaries as at the dates thereof and for the periods covered thereby. Said financial statements (and all financial statements hereafter delivered pursuant to Section 6.03) are (and will be) prepared in accordance with generally accepted accounting principles consistently applied throughout the relevant periods. Neither any Borrower nor any Subsidiary of any Borrower has any liability, contingent or otherwise, not disclosed in the aforesaid financial statements or in any notes thereto that could materially adversely affect the financial condition of any Borrower or of any Subsidiary of any Borrower. The projections of the Company for its 1997 - 2001 fiscal years, heretofore furnished to the Banks, continue to constitute the Company's best estimation of the results which will be achieved for such years, based on reasonable assumptions. The following representations are true at the date hereof and shall be true at the date of each Loan, in each case since the date of the most recently delivered financial statements: (i) there has been no material adverse change in the business, assets or condition, financial or otherwise, of any Borrower or of any of the Subsidiaries of any Borrower; (ii) neither the business, condition or operations of any Borrower or any of the Subsidiaries of any Borrower nor any of their respective properties or assets have been materially adversely affected as the result of any legislative or regulatory change, any revocation or change in any franchise, license or right to do business, or any other event or occurrence, whether or not insured against;
(iii) no Borrower nor any of the Subsidiaries of any Borrower has experienced any material controversy or problem with its employees or with any labor organization; and (iv) except as previously disclosed in writing to the Agent, no Borrower nor any of the Subsidiaries of any Borrower has entered into any material transaction other than in the ordinary course of its business.

     (k) Each Borrower and each Subsidiary of any Borrower owns or has a valid right to use the patents, patent rights or licenses, formulae, copyrights, trademarks, trademark licenses, trademark applications, service marks, service mark licenses, service mark applications and trade names now being used or necessary to conduct its business; and the conduct of the respective businesses of each Borrower and each of the Subsidiaries of any Borrower, as now operated, does not conflict with valid patents, patent rights or licenses, copyrights, trademarks, trademark licenses, service marks, service mark licenses or trade names of others in any manner that could materially adversely affect the business, prospects, assets or condition, financial or otherwise, of any Borrower or any Subsidiary of any Borrower.

     (1) Each Borrower represents and warrants that:

               (i) None of the employee benefit plans maintained at any time by any Borrower or any Subsidiary or the trusts created thereunder has engaged in a prohibited transaction which could subject any such employee benefit plan or trust to a material tax or penalty on prohibited transactions imposed under Section 4975 of the Internal Revenue Code or under the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

               (ii) None of the employee benefit plans maintained at any time by any Borrower or any Subsidiary which are employee pension benefit plans and which are subject to Title IV of ERISA or the trusts created thereunder has been terminated so as to result in a material liability of any Borrower or any Subsidiary under ERISA nor has any such employee benefit plan of the Borrower or any Subsidiary incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") established pursuant to ERISA; no Borrower nor any Subsidiary has withdrawn from or caused a partial withdrawal to occur with respect to any Multi-employer Plan resulting in any assessed and unpaid withdrawal liability; each Borrower and each Subsidiary has made or provided for all contributions to all such employee pension benefit plans which they maintain and which are required as of the end of the most recent fiscal year under each such plan; neither any Borrower nor any Subsidiary has incurred any accumulated funding deficiency with respect to any such plan, whether or not waived; nor has there been any reportable event, or other event or condition, which presents a material risk of termination of such employee benefit plan by the PBGC.

               (iii) The present value of all vested accrued benefits under the employee pension benefit plans which are subject to Title IV of ERISA maintained by any Borrower or any Subsidiary did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such employee benefit plans allocable to such benefits.

               (iv) The consummation of the Loans and the issuance of the letters of credit provided for in Article II will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption.

               (v) To the best of the Borrowers' knowledge, each employee pension benefit plan subject to Title IV of ERISA maintained by any Borrower or any Subsidiary has been maintained in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA and other applicable laws, regulations and rules.

               (vi) There has been no material withdrawal liability incurred and unpaid with respect to any Multi-employer Plan to which any Borrower or any Subsidiary is or was a contributor.

               (vii) As used in this Agreement, the terms "employee benefit plan", "employee pension benefit plan", "accumulated funding deficiency", "reportable event" and "accrued benefits" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in
          Section 4975 of the Internal Revenue Code and ERISA.

               (vii) Neither any Borrower nor any Subsidiary has any liability not disclosed on any of the financial statements furnished to the Banks pursuant to Subsection 5.01(j) hereof, contingent or otherwise, under any plan or program or the equivalent for unfunded post-retirement benefits, including pension, medical and death benefits, which liability could have a material adverse effect on any Borrower or any such Subsidiary.

     (m) The chief executive office and principal place of business of the Company is located at 2001 Marcus Avenue, Lake Success, NY 11042. The chief executive office and principal place of business of each other Borrower is listed on Exhibit D hereto.

     (n) The Borrowers maintain books and records relating to Receivables and keep Collateral only at the respective locations described in Exhibit G hereto.

     (o) None of the officers or key employees of any Borrower or of any Subsidiary of any Borrower is subject to any agreement in favor of anyone other than such Borrower of such Subsidiary, as the case may be, which limits or restricts that person's right to engage in the type of business activity conducted or proposed to be conducted by such Borrower or such Subsidiary, as the case may be, or to use therein any property or confidential information or which grants to anyone other than such Borrower or such Subsidiary, as the case may be, any rights in any inventions or other ideas susceptible to legal protection developed or conceived by any such officer or key employee.

     (p) No Borrower nor any Subsidiary of any Borrower is now a party to any contract or agreement, the terms of which now have or, as far as can be reasonably foreseen, may have a material adverse effect on the financial condition, business or properties of such Borrower or such Subsidiary, as the case may be.

     (q) Neither this Agreement, nor the financial statements referred to herein, nor any certificate delivered pursuant to this Agreement, nor any other agreement, document, certificate or statement furnished to any Bank or to the Agent by or on behalf of any Borrower in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact within the special knowledge of any of the executive officers of any Borrower which has not been disclosed herein or in writing by them to the Banks and which materially adversely affects, or in the future in their opinion may, insofar as they can now foresee, materially adversely affect the business, properties, assets or condition, financial or other, of any Borrower.

     (r) After giving effect to the transactions contemplated thereby and to the extension of financial accommodations contemplated by this Agreement, each Borrower (A) is and will be able to pay its debts as they become due, (B) has and will have funds and capital sufficient to carry on its business as now conducted or as contemplated to be conducted, (C) owns property having a value both at fair valuation and at present fair salable value greater than the amount required to pay its debts as they become due, and (D) is not insolvent and will not be rendered insolvent as determined by applicable law.

     (s) The Company provides valuable administrative, management and accounting services to each of the other Borrowers and may make loans to the other Borrowers to the extent permitted by this Agreement, including loans of funds which are proceeds of the Loans hereunder. The continued financial strength of the Company and, in particular, its financing arrangements with the Banks are thus of direct and substantial benefit to each of the other Borrowers and the execution and delivery by each of the other Borrower of this Agreement and the guaranty set forth herein is a substantial inducement for the Banks to enter into and continue said financing arrangements.

     (t) As of the date hereof, there does not exist any Default or Event of Default hereunder.

     (u) Each Borrower and each Subsidiary is in compliance with all applicable Environmental Laws in all material respects. No Borrower nor any Subsidiary has been notified of any action, suit, proceeding or investigation which calls into question compliance by any Borrower or any Subsidiary with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material.

     (v) No Borrower nor any Subsidiary is engaged in and none of them has engaged in any course of conduct that could subject any of their respective properties to any lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law, civil or criminal, or other similar laws.

     (w) Each Borrower and each Subsidiary is in compliance in all material respects with all applicable laws, rules and regulations pertaining to labor or employment matters, including, without limitation, those pertaining to wages, hours, occupational safety and taxation and there is neither pending or threatened any material litigation, administrative proceeding nor, to the knowledge of any Borrower, any investigation, in respect of such matters which could reasonably be expected to have a material adverse effect on any Borrower.

                                   ARTICLE VI

                           COVENANTS OF THE BORROWERS

     Section 6.01. Affirmative Covenants Other Than Reporting Requirements. Without limiting any other covenants and provisions hereof, each Borrower covenants and agrees that so long as any Commitment is in effect or any Loan is outstanding or any other obligation of such Borrower to any Bank and/or the Agent remains unpaid or any letter of credit issued by Fleet for the account of any Borrower is outstanding:

     (a) (Payment of Loans) Each Borrower will pay the principal of and interest on each of the Notes at the times and place and in the manner provided for in such Notes and herein, and will promptly pay when due any and all other amounts owing to any Bank and/or the Agent, in respect of fees or otherwise.

     (b) (Taxes and Other Obligations) Each Borrower will pay and discharge (and will cause each of its Subsidiaries to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or them, or upon its or their income or profits, or upon any properties belonging to it or them, prior to the date on which penalties or interest would attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of any Borrower or any Subsidiary of any Borrower; provided that neither any Borrower nor any such Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings which serve as a matter of law to stay the enforcement of any remedy of the taxing authority or claimant and as to which the relevant Borrower or the Subsidiary concerned, as the case may be, shall have set aside on its books adequate reserves. Each Borrower will pay (and will cause each of its Subsidiaries to pay) in a timely manner all material lease obligations, trade debt and purchase money obligations, other than any such lease obligations, trade debt and purchase money obligations which the relevant Borrower or the relevant Subsidiary (as the case may be) is contesting in good faith, with adequate reserves having been established, under circumstances in which no material asset or interest of such Borrower or such Subsidiary could be jeopardized. Each Borrower will fully, faithfully and punctually perform and fulfill (and will cause each of its Subsidiaries fully, faithfully and punctually to perform and fulfill) all material covenants and agreements under any leases of real estate, agreements relating to purchase money debt, equipment leases and other material contracts, other than any such covenants and agreements which the relevant Borrower or the relevant Subsidiary (as the case may be) is contesting in good faith, with adequate reserves having been established, under circumstances in which no material asset or interest of such Borrower or such Subsidiary could be jeopardized.

     (c) (Insurance) Each Borrower will maintain (and will cause each of its Subsidiaries to maintain), with responsible and reputable insurance companies or associations reasonably satisfactory to the Agent, insurance in such amounts and covering such risks as are required by the Security Agreement and any other coverages reasonably requested by the Agent. The Borrowers will provide to the Agent (not less frequent, than annually) certificates of such insurance.

     (d) (Legal Existence and Qualification) Each Borrower will preserve and maintain (and will cause each of its Subsidiaries to preserve and maintain) its corporate existence, rights, franchises and privileges and remain in good standing in the jurisdiction of its incorporation. Each Borrower will qualify and remain qualified and in good standing (and will cause each of its Subsidiaries to qualify and remain qualified and in good standing) in each other jurisdiction in which it maintains a plant, warehouse or office and in each other jurisdiction in which the failure so to qualify could have a material adverse effect on the business, prospects, condition or operations of any Borrower.

     (e) (Compliance with Laws) Each Borrower will comply (and will cause each of its Subsidiaries to comply) with the requirements of all applicable laws (including, without limitation, laws relating to environmental protection), rules, regulations and the orders of any court or other tribunal or governmental or administrative authority or agency applicable to it or to its business, property or assets, all to the extent that failure to comply with any such laws, rules, regulations or orders could, singly or in the aggregate with all other such failures, have a material adverse effect on the business, prospects, condition or operations of any Borrower; provided that such Borrower will not be deemed to be required by this Subsection 6.01(e) to comply with any such laws, rules, regulations or orders the applicability of which such Borrower is challenging in good faith by appropriate proceedings promptly commenced and diligently prosecuted thereafter, with appropriate reserves having been established and maintained, so long as no material property or interests of such Borrower would be jeopardized by such noncompliance. Each Borrower will obtain and maintain (and will cause each of its Subsidiaries to obtain and maintain) all licenses, permits and permissions relating to its properties or business, failure to obtain or maintain which could, singly or in the aggregate with all other such failures, have a material adverse effect on the business, prospects, condition or operations of any Borrower or any such Subsidiary.

     (f) (Inspection) Each Borrower will permit (and will cause each of its Subsidiaries to permit) the Agent or any Bank, and any agents or representatives thereof, to visit the properties of each Borrower and each such Subsidiary, and to examine and make copies of and take abstracts from the records and books of account of each Borrower and each such Subsidiary, and to discuss the affairs, finances and accounts of each Borrower and any such Subsidiary with any of their respective officers and with such other persons as may be designated by such officers, all of whom are hereby authorized and directed to cooperate with the Agent or such Bank, as the case may be, in carrying out the intent of this Subsection 6.01(f). Without limitation of the foregoing, the Agent may conduct quarterly field examinations with respect to Collateral, with the Borrowers to be obligated to pay the reasonable expenses thereof. As long as no Event of Default has occurred and is continuing, any visitation and/or examination under this Subsection 6.01(f) will be made only at reasonable times upon reasonable prior notice and will be conducted in such manner as not to unreasonably interfere with the conduct of the relevant Borrower's business.

     (g) (Books and Records) Each Borrower will keep proper and complete records and books of account in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of such Borrower and its Subsidiaries. All financial statements submitted to the Agent under this Agreement will be prepared in accordance with generally accepted accounting principles consistently applied, except that interim statements will be subject to normal year-end audit adjustment and to the absence of footnotes.

     (h) (Maintenance of Properties) Each Borrower will maintain and preserve (and will cause each of its Subsidiaries to maintain and preserve) all of their respective properties necessary or useful in the proper conduct of their respective businesses in good working order and condition, making all necessary repairs thereto and replacements thereof.

     (i) (Management) Each Borrower will maintain experienced and competent professional senior management with respect to its business and properties.

     (j) (Continuation of Business) Each Borrower will continue to conduct (and will cause each of its Subsidiaries to continue to conduct) in the ordinary course, the business in which each of them is presently engaged. Neither Borrower nor any of the Subsidiaries of any Borrower will, without the prior written consent of the Agent, directly or indirectly enter into any lines of business, businesses or ventures outside of the lines of business conducted by the Company and its Subsidiaries immediately prior to the date hereof.

     (k) (Bank Accounts) Each Borrower will maintain with the Agent its principal operating and deposit accounts; provided that the Borrowers may transition their accounts to the Agent over a reasonable period of time.

     (l) (Environmental Clean-Up) If any Borrower or any Subsidiary shall receive notice from any governmental authority that such Borrower or Subsidiary has violated any applicable Environmental Law, the Borrowers shall to the extent required by law (and in any event within the time period permitted by the applicable governmental authority) remove or remedy, or cause the applicable Subsidiary to remove or remedy, such violation.

     (m) (Indemnification) The Borrowers hereby jointly and severally agree to defend, indemnify and hold the Agent and each Bank harmless from and against any and all claims, losses, liabilities, damages and expenses (including, without limitation, clean-up costs and reasonable attorneys' fees) arising directly or indirectly from, out of or by reason of the handling, storage, treatment, emission or disposal of any Hazardous Material by or in respect of any Borrower or any Subsidiary or property owned or leased or operated by any Borrower or any Subsidiary. The provisions of this Subsection 6.01(m) shall survive repayment of the Loans, occurrence of the Revolving Expiration Date and the expiration or termination of this Agreement.

     (n) (Further Assurances) Each Borrower will, at its cost and expense, upon request of the Agent, duly execute and deliver or cause to be delivered, to the Agent such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

     (o) (ERISA Requirement) Each Borrower will comply in all material respects with all requirements of ERISA applicable to it and furnish to the Agent as soon as possible and in any event (i) within thirty (30) days after any Borrower knows or has reason to know that any reportable event with respect to any employee benefit plan subject to Title IV of ERISA maintained by such Borrower or any Subsidiary which could reasonably be expected to give rise to termination or the imposition of any material tax or penalty has occurred, a written statement of such Borrower describing in reasonable detail such reportable event and any action which such Borrower or the applicable Subsidiary proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the PBGC or a statement that said notice will be filed with the annual report of the United States Department of Labor with respect to such plan if such filing has been authorized, (ii) promptly after receipt thereof, a copy of any notice that any Borrower or any Subsidiary may receive from the PBGC relating to the intention of the PBGC to terminate any employee benefit plan or plans of such Borrower or any Subsidiary or to appoint a trustee to administer any such plan which could reasonably be expected to result in a material adverse effect on any Borrower, and (iii) within 10 days after a filing with the PBGC pursuant to Section 412(n) of the Internal Revenue Code of a notice of failure to make a required installment or other payment with respect to a plan, a certificate of an authorized officer of the relevant Borrower setting forth details as to such failure and the action that such Borrower or its affected Subsidiary, as applicable, proposes to take with respect thereto, together with a copy of such notice given to the PBGC.

     (p) (Use of Proceeds) The Borrowers will use the proceeds of the Loans solely for the purposes specified in Section 3.03 hereof.

     (q) (Material Subsidiaries) (i) Within thirty (30) days of the acquisition or creation of any Material Subsidiary or of any existing Subsidiary becoming a Material Subsidiary, the Borrowers will cause to be delivered to the Agent each of the following:

          (A) an instrument in form and substance satisfactory to the Agent pursuant to which such Subsidiary shall join in the guaranty provided in
     Article X below and in the Security Agreement, together with all relevant financing statements;

          (B) Pledge Agreements (together with appropriate stock certificates and stock powers signed in blank) substantially similar in form and content to those executed and delivered by the Borrowers as of the date hereof, with appropriate revisions as to the identity of the pledgor and securing the obligations of such pledgor under the aforesaid guaranty;

          (C) an opinion of counsel to the relevant Subsidiary dated as of the date of delivery of the instruments provided for in the foregoing clauses and addressed to the Agent and the Banks, in form and substance reasonably acceptable to the Agent, to the effect that:

               (1) such Subsidiary is duly organized, validly existing and in good standing in the jurisdiction of its organization, has the requisite power and authority to own its properties and conduct its business as then owned and then proposed to be conducted; and

               (2) the execution, delivery and performance of the instrument joining in said guaranty and in the Security Agreement and any relevant Pledge Agreements have been duly authorized by all requisite corporate action (including any required shareholder approval), such instrument and such Pledge Agreements have been duly executed and delivered and same constitute valid and binding obligations of such Subsidiary, enforceable against such Subsidiary in accordance with their terms; and

          (D) current copies of the charter documents, including, partnership agreements and certificate of limited partnership, if applicable, and by-laws of such Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners or appropriate committees thereof (and, if required by such charter documents, by-laws or by applicable laws, of the shareholders or partners) of such Subsidiary authorizing the actions and the execution and delivery of the documents described above in this Subsection and evidence satisfactory to the Agent that such Subsidiary is solvent as of such date and after giving effect to its joinder in the guaranty.

     (ii) The Borrowers will cause the Agent at all times to have a duly perfected first priority security interest in all of the issued and outstanding capital stock of all Material Subsidiaries.

     (r) (Consolidated Leverage Ratio) As used herein, the term "Determination Date" means the last day of each fiscal quarter of the Company, commencing with June 30, 1997. The Company will maintain on a consolidated basis, as at each Determination Date, a Consolidated Leverage Ratio of not more than the following: as at June 30, 1997 - not more than 4.65 to 1; as at September 30, 1997 - not more than 4.35 to 1; as at December 31, 1997 - not more than 3.5 to 1; as at each of March 31, 1998 and June 30, 1998 - not more than 3.25 to 1; and as at September 30, 1998 and as at each subsequent Determination Date - not more than 3.00 to 1.

     (s) (Fixed Charge Coverage) The Company will maintain, as at each Determination Date, a Consolidated Fixed Charge Ratio of not less than the following: as at June 30, 1997 - not less than 2.8 to 1; as at September 30, 1997 - not less than 1.8 to 1; as at December 31, 1997 - not less than 1.6 to 1; as at March 31, 1998 - not less than 1.5 to 1; as at June 30, 1998 - not less than 2.0 to 1; as at each of September 30, 1998, December 31, 1998, March 31, 1999, June 30, 1999; September 30, 1999 and December 31, 1999 - not less than
1.2 to 1; and as at March 31, 2000 and as at each subsequent Determination Date
- not less than 1.4 to 1. For the purpose of this Subsection, the Consolidated Fixed Charge Ratio in effect at each Determination Date will be determined on the basis of the Cash Flow Available achieved during the fiscal quarter ended at such Determination Date and the Consolidated Interest Expense actually paid (excluding amortization of deferred financing costs) for such fiscal quarter ended at such Determination Date, except that for each of the Determination Date occurring on March 31, 1998 and any Determination Date occurring on September 30, 1998 or any time thereafter, the Consolidated Fixed Charge Ratio will be determined on the basis of the Cash Flow Available achieved during the 12-month period ended at such Determination Date and the Consolidated Interest Expense actually paid (excluding amortization of deferred financing costs) for such 12-month period ended at such Determination Date.

     (t) (Shareholders' Equity) The Company will maintain, as at the date of this Agreement and as at each Determination Date, Consolidated Shareholders' Equity which shall not be less than the then-effective Equity Requirement. As used herein, the "Equity Requirement" in effect as at the date of this Agreement and as at June 30, 1997 is deemed to be $25,000,000 and the Equity Requirement in effect at each subsequent Determination Date (commencing with September 30, 1997) will be deemed to be the sum of: (1) that Equity Requirement which had been in effect as at the immediately preceding Determination Date, plus (2) 75% of the Consolidated Net Income of the Company and Subsidiaries for the fiscal quarter ending on such Determination Date, but without giving effect to any Consolidated Net Loss during any such fiscal quarter.

     (u) (Capitalization Ratio) The Company will maintain on a consolidated basis, as at each Determination Date, a Consolidated Capitalization Ratio of not more than the following: as at each of June 30, 1997, September 30, 1997 and December 31, 1997 - not more than 0.65 to 1; and as at March 31, 1998 and as at each Determination Date thereafter - not more than 0.6 to 1.

     Section 6.02. Negative Covenants. Without limiting any other covenants and provisions hereof, each Borrower covenants and agrees that, so long as any Commitment is in effect or any Loan is outstanding or any letter of credit issued hereunder is outstanding or any other obligation of any Borrower to any Bank and/or the Agent has not been fully performed:

     (a) (Indebtedness) No Borrower will create, incur, assume or suffer to exist (nor will any Borrower permit any of its Subsidiaries to create, incur, assume or suffer to exist) any Indebtedness, except for:

          (i) Indebtedness owed hereunder to any Bank or to the Agent, including without limitation, the Indebtedness represented by the Notes;

          (ii) Indebtedness of any Borrower or any such Subsidiary for taxes, assessments and governmental charges or levies, to the extent payment thereof shall not at the time be required under Subsection 6.01(b) above;

          (iii) unsecured current liabilities of any Borrower or any such Subsidiary (other than for money borrowed or for the deferred purchase price of property) incurred upon customary terms in the ordinary course of business and unsecured advances or progress payments under contracts incurred on customary terms in the ordinary course of business;

          (iv) purchase money Indebtedness and capital lease financing owed to vendors or lessors of equipment used in the business of any Borrower or any such Subsidiaries; provided that the aggregate the principal amount of purchase money Indebtedness and capital lease financing permitted under this clause (iv) will never exceed $1,000,000 in aggregate principal amount outstanding at any one time;

          (v) any Indebtedness now or hereafter owed to the Company or to any Subsidiary of the Company; provided that each such Subsidiary to which any loan is made by the Company or by another such Subsidiary has executed or joined in this Agreement and the Security Agreement and remains legally bound thereby;

          (vi) other Indebtedness existing at the date hereof, but only to the extent set forth on Exhibit H hereto;

          (vii) Subordinated Debt incurred after the date hereof on terms acceptable to the Required Banks; and

          (vii) existing guaranties expressly permitted pursuant to Subsection 6.02(c) below.

     (b) (Liens) No Borrower will create, incur, assume or suffer to exist (nor will any Borrower permit any of its Subsidiaries to create, incur, assume or suffer to exist) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature (collectively, "liens"), upon or with respect to any of its property or assets, now owned or hereafter acquired, except that the foregoing restrictions shall not apply to:

          (i) liens for taxes, assessments or governmental charges or levies on property of any Borrower or any of such Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty or are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement of any remedies of the taxing authorities and as to which adequate reserves have been made;

          (ii) liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves have been made;

          (iii) pledges or deposits under workmen's compensation laws, unemployment insurance, social security, retirement benefits or similar legislation;

          (iv) liens existing on the date hereof to the extent listed on Exhibit H hereto;

          (v) liens securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money), statutory obligations and surety bonds arising in the ordinary course of business;

          (vi) zoning restrictions, easements and rights or restrictions of record on the use of real property which do not materially detract from its value or impair its use; and

          (vii) capital leases and liens securing the purchase price of property (to the extent such capital leases and purchase money financing are permitted by clause (iv) of Subsection 6.02(a) above), provided that each such lien is given solely to secure the purchase price of (or lease payments in respect of) such property, does not extend to any other property and is given at the time of the acquisition of such property.

     (c) (Guaranties) No Borrower will assume, guarantee, endorse or otherwise become directly or contingently liable (nor will any Borrower permit any of its Subsidiaries to assume, guarantee, endorse or otherwise become directly or contingently liable), including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss, in connection with any Indebtedness of any other Person, except
(i) guaranties by endorsement for deposit or collection in the ordinary course of business, (ii) any guaranty in favor of the Agent for the benefit of the Banks and (iii) existing guaranties described on Exhibit I hereto.

     (d) (Mergers, Dispositions, etc.) No Borrower will merge or consolidate with any other Person, except that the Company may merge with any other Person which is a wholly-owned Subsidiary of the Company at the date of this Agreement or which is acquired hereafter by the Company pursuant to a Permitted Acquisition; provided that, in each such case, (i) the Company is the surviving corporation, (ii) such merger does not result in any material change in the executive officers of the Company, (iii) if made pursuant to an Acquisition, such merger does not result in the issuance of capital stock of the Company in such amount so that the former stockholders of the acquired company would receive shares of any class of voting stock of the Company aggregating more than 50% of the total number of shares of such class of stock outstanding immediately after such merger and (iv) at the time of such merger there is, and after giving effect thereto there would be, no violation of any of the financial tests set forth in any of Subsections 6.01(r), 6.01(s), 6.01(t) or 6.01(u). Compliance with each of the financial tests described in clause (iv) of the immediately preceding sentence will be determined on a pro forma basis based on the Company's financial position as at the end of its most recently completed fiscal quarter and giving effect to such merger on a pro forma basis as if same had occurred at such fiscal quarter-end. No Borrower will liquidate or dissolve or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) any item or items material to its business (whether now owned or hereafter acquired) included in the assets of any Borrower (nor will any Borrower permit any of its Subsidiaries to do any of the foregoing), except that the Borrowers and their respective Subsidiaries may sell or dispose of property through (i) sales of inventory in the ordinary course of business, (ii) disposal of worn out or obsolete equipment in the ordinary course of business, and (iii) sale or disposal in any one fiscal year of items aggregating not more than $50,000; provided that the Borrowers may dispose of assets in excess of said $50,000 limit in one or more arms'-length transactions, so long as the net after-tax amount of such excess is promptly applied to prepayment of the Term Loan.

     (e) (No Factoring) No Borrower will sell, assign, factor or dispose in any way of any of its receivables or other rights to payment, with or without recourse, except for assignment for collection in the ordinary course of business, nor will any Borrower permit any of its Subsidiaries to do any of the foregoing.

     (f) (Loans and Advances) No Borrower will make or maintain, nor permit any of its Subsidiaries to make or maintain, any loan or advance to any Person, including, without limitation, any Borrower's directors, officers and employees except (i) existing amounts owed by certain officers or employees aggregating approximately $357,000, (ii) travel advances, advances against salary and loans hereafter made to employees in the ordinary course (all of which loans and advances described in this clause (ii) shall not exceed $250,000 in the aggregate), (iii) existing loans to Subsidiaries as described on Exhibit J hereto, and (iv) any loan hereafter made to a Subsidiary of the Company which has joined in the Security Agreement and in the guaranty described in Article X below and remains legally bound thereby. Each Person which now or hereafter holds a loan described in clause (iii) or clause (iv) of the immediately preceding sentence will execute and deliver to the Agent a subordination agreement (in form and substance reasonably satisfactory to the Agent) subordinating such Person's rights to the rights of the Banks and the Agent.

     (g) (Investments and Acquisitions) No Borrower will, without the Agent's prior written consent, invest in, hold or purchase any stock or securities of any Person (nor will any Borrower permit any of its Subsidiaries to invest in, hold or purchase any such stock or securities) except (i) readily marketable direct obligations of, or obligations guarantied by, the United States of America or any agency thereof, (ii) other investment grade debt securities,
(iii) mutual funds, the assets of which are primarily invested in items of the kind described in the foregoing clauses (i) and (ii) of this Subsection 6.02(g),
(iv) deposits with or certificates of deposit issued by the Agent and any other obligations of the Agent or the Agent's parent, (v) deposits in any other bank organized in the United States having capital in excess of $1,000,000,000, and
(vi) investments in Subsidiaries now existing or in any wholly-owned Subsidiaries hereafter created by such Borrower; provided that in any event the combined tangible net worths of the Borrowers alone (exclusive of any Borrower's investment in Subsidiaries and any debt owed by any Subsidiary to any Borrower) will not be less than 90% of the total of the consolidated tangible net worth of the Company and its Subsidiaries. Each Borrower agrees that it will give the Agent prompt written notice if it forms or acquires any Subsidiary, and the Agent will promptly forward to each of the Banks a copy of any such written notice which it receives. Exhibit K hereto sets forth all investments by any Borrower in Subsidiaries existing at the date hereof. Without limitation of the foregoing, no Borrower will make any Acquisition other than Permitted Acquisitions. Nothing contained in this Subsection 6.02(g) shall permit any Borrower to use, directly or indirectly, proceeds of any Loan for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock" within the meaning of Regulation U.

     (h) (ERISA) No Borrower will establish (nor will any Borrower permit any of its Subsidiaries to establish) any new pension or defined benefit plan or modify any such existing plan for employees subject to ERISA, which plan provides any benefits based on past service without the advance consent of the Banks to the amount of the aggregate past service liability thereby created.

     (i) (No Waiver) No Borrower will waive (nor permit any of its Subsidiaries to waive) any material debt or claim, except in the ordinary course of its business.

     (j) (Subordinated Debt) No Borrower will make, directly or indirectly, any optional or voluntary prepayment or purchase of Subordinated Debt or any long-term debt owed to any Person (other than the Banks), nor make any payment of any Subordinated Debt except to the extent expressly permitted in the subordination agreement relating thereto. No Borrower will at any time make any payment on account of principal of and/or interest on any Subordinated Debt unless there has not occurred (and after giving effect to any such payment of principal and/or interest there will not have occurred) any event which constitutes, or which, with notice or lapse of time or both, could constitute, an Event of Default.

     (k) (Collateral Locations) No Borrower will remove (or permit to be removed) from the Premises listed on Exhibit G hereto any books or records relating to Receivables or other intangible Collateral of any Borrower or remove therefrom any Collateral (other than inventory sold to customers in the ordinary course of a Borrower's business) until after receipt of a certificate from the Agent, signed by an officer thereof, stating that the Agent has, to its satisfaction, obtained all documentation that it deems necessary or desirable to obtain, maintain, perfect and/or confirm the first priority security interests granted or intended to be granted in the Security Agreement.

     (1) (Principal Place of Business) No Borrower will move its chief executive office or principal place of business from the address described in Subsection 5.01(m) nor change its name or identity or use any trade name or trade style other than its corporate name nor make or suffer to be made any change in its corporate structure until, in each case, after receipt of a certificate from the Agent, signed by an officer thereof, stating that the Agent has, to its satisfaction, obtained all documentation that it deems necessary or desirable to obtain, maintain, perfect and confirm the first priority security interests granted or intended to be granted in the Security Agreement.

     (m) (Dividends) The Company will not, without the prior written consent of the Agent, declare or pay any dividends (other than dividends payable in capital stock of the Company), purchase, redeem, retire or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders or make any distribution of assets to its stockholders; provided that, so long as no Event of Default exists under this Agreement and no Event of Default would result therefrom, the Company may pay required dividends on its Series D and Series F Preferred Stock in an aggregate amount not to exceed $105,000 per fiscal quarter.

     (n) (Partnerships) No Borrower nor any of their respective Subsidiaries will become a member of any partnership or joint venture if the result of such partnership or joint venture is that any Person which is not the Borrower or the Subsidiary concerned has the ability to incur any Indebtedness on behalf of such Borrower or such Subsidiary or to commit any assets of such Borrower or such Subsidiary without the consent of such Borrower or such Subsidiary, as the case may be.

     (o) (Affiliate Transactions) No Borrower will enter into (nor permit any of its Subsidiaries to enter into) any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any present or former Affiliate (other than with one or more wholly-owned Subsidiaries of the Company), except in the ordinary course of business and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary, as the case may be, than would be obtained in a comparable arms'-length transaction with any Person not an Affiliate. As used herein, "Affiliate" of any entity includes (i) any officer or director of such entity, (ii) any Person which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such entity, and (iii) any Person which owns, of record and/or beneficially, 5% or more of any class of equity securities of such entity. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise.

     (p) (Hazardous Materials) No Borrower will dispose of (nor permit any of its Subsidiaries to dispose of) any Hazardous Material or oil on any Premises of any Borrower or any such Subsidiary; nor shall any Borrower store or suffer or permit to exist on any Premises of any Borrower or any such Subsidiary any Hazardous Material or oil, nor transport or arrange the transport of (nor permit any such Subsidiary to transport or arrange the transport of) any Hazardous Material or oil, except under valid permits and licenses and otherwise in compliance with all applicable laws and regulations. Each Borrower shall provide the Agent with prompt written notice of (i) any material release or threat of release of any Hazardous Material or oil at or from any site or vessel owned, occupied or operated by such Borrower or any of its Subsidiaries and (ii) any incurrence of any expense or loss by any governmental authority in connection with the assessment, containment or removal of any Hazardous Material or oil for which expense or loss such Borrower or any such Subsidiary may be liable. Notwithstanding the foregoing, any Borrower and its Subsidiaries may use, store and transport, and need not notify the Agent of the use, storage or transportation of (x) oil in reasonable quantities, as fuel for heating of their respective facilities or for vehicles or machinery used in the ordinary course of their respective businesses and (y) hazardous materials that are solvents, cleaning agents or other materials used in the ordinary course of the respective business operations of such Borrower and its Subsidiaries, in reasonable quantities, as long as in any case the Borrower or the Subsidiary concerned (as the case may be), has obtained and maintains in effect all necessary governmental permits, licenses and approvals, complies with all requirements of applicable federal, state and local law relating to such use, storage or transportation, follows the protective and safety procedures that a prudent businessperson conducting a business the same as or similar to that of such Borrower or such

Subsidiary (as the case may be) would follow, and disposes of such materials (not consumed in the ordinary course) only through licensed providers of hazardous waste removal services.

     (q) (Stock Ownership) the Company will not suffer or permit to exist any circumstance in which it does not hold 100% of the voting stock of each Subsidiary.

     (r) (Change of Fiscal Year, etc.) No Borrower will make (nor will any Borrower permit any of its Subsidiaries to make) any material change in the nature of its business as conducted at the date hereof. Each Borrower agrees that such Borrower will not change its fiscal year or, in any material respect, its accounting principles or methods of applying same. If any accounting treatment or classification is for any reason changed as to the accounts of any Borrower and/or any of its Subsidiaries, the relevant Borrower will forthwith notify the Agent of same in writing (the Agent agreeing to forward promptly to each of the Banks a copy of any such written notice which it receives) and will execute and deliver such amendments to this Agreement as the Agent may reasonably deem necessary or desirable in order to preserve unimpaired the rights of the Banks and the obligations of the Borrowers under this Agreement.

     (s) (Asset Write-Up) No Borrower will write up (by creating an appraisal surplus or otherwise) the value of any receivables or tangible assets of such Borrower or any of its Subsidiaries above their cost to such Borrower or such Subsidiary, as the case may be, less the depreciation regularly allowable thereon.

     (t) (No Margin Stock) No proceeds of any Loan shall be used directly or indirectly to purchase or carry any margin stock.

     Section 6.03. Reporting Requirements. Each Borrower agrees that so long as any Loan shall be outstanding or any other obligation of any Borrower to any Bank and/or the Agent shall remain unpaid or any letter of credit issued hereunder is outstanding or any Commitment remains in effect hereunder, the Borrowers shall furnish or cause to be furnished to the Agent:

     (a) As soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual financial statements for such fiscal year for the Company, including therein consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such fiscal year and consolidated and consolidating statements of income and retained earnings and consolidated statements of cash flow for the Company and its Subsidiaries for such fiscal year. The annual consolidated statements of the Company shall be certified by independent certified public accountants selected by the Company and reasonably acceptable to the Agent, such certification to be in such form as is generally recognized as "unqualified". The audited consolidated annual financial statements submitted under this Subsection shall be accompanied by a statement of the independent certified public accountants stating whether in the course of their examination (which shall include a review of this Agreement) they became aware of the existence as at the end of the fiscal year covered by such financial statements of any event, transaction, occurrence or state of affairs which would contravene or violate any of the financial covenants contained in this Agreement and, if their examination has disclosed any such event, transaction, occurrence or state of affairs, specifying the nature and period of the existence thereof. Such accountants' statement shall also include a schedule setting forth the computations necessary to determine compliance, as at the relevant fiscal year-end, with each of Subsections 6.01(r), (s), (t) and (u).

     (b) Within 25 days after the end of each month, consolidated and consolidating balance sheets of the Company and its Subsidiaries and related consolidated and consolidating statements of income and consolidated cash flow statements of the Company and its Subsidiaries, unaudited but prepared in accordance with generally accepted accounting principles consistently applied (except that such monthly statements need not contain footnotes) and certified as fairly presenting the financial condition of the Company and its Subsidiaries in accordance with generally accepted accounting principles (subject to normal year-end audit adjustments and subject to the information to be presented in year-end schedules and footnotes) by the chief financial officer of the Company, each such balance sheet to be as at the end of the relevant month and such statements of income and cash flow to be for such month and for the fiscal year to date. Each such income statement shall also be accompanied by a comparison to budget.

     (c) Within 45 days after the end of each fiscal quarter of the Company, a certificate executed by the chief financial officer of each Borrower stating that he or she has reviewed this Agreement and has no knowledge of any default by such Borrower in the performance or observance of any of the provisions of this Agreement or, if he or she has such knowledge, specifying each such default and the nature thereof. Each such quarterly certificate shall be accompanied by a statement of the chief financial officer of the Company setting forth in detail the computations necessary to determine compliance with each of Subsections 6.01(r), (s), (t) and (u).

     (d) Promptly after receipt, a copy of all audits (annual or special) submitted to any Borrower by its independent public accountants and any "management letter" given by such accountants to the management of any Borrower, such management letter to be provided in any event within 120 days following the end of each fiscal year of the Company.

     (e) Biweekly, as at every second Sunday following the date of this Agreement, a Borrowing Base Certificate (and related Receivables aging in detail reasonably satisfactory to the Agent) setting forth the Borrowing Base and borrowing availability, together with the Borrowers' computations of same, such Certificate to be submitted biweekly within five (5) days after each such Sunday. The Borrowers will prepare and submit Borrowing Base Certificates at more frequent intervals if requested by the Agent if any Default or Event of Default has occurred and is continuing.

     (f) As soon as possible and in any event within five days after the occurrence of any Default or Event of Default with respect to any Borrower, the statement of such Borrower setting forth details of each such Default or Event of Default and the action which such Borrower proposes to take with respect thereto.

     (g) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which any Borrower or any Subsidiary of any Borrower is a party; provided, however, that no such notice need be given with respect to any such action, suit or proceeding which seeks monetary damages only and in an amount of less than $250,000.

     (h) Promptly upon the filing by the Company of any final registration statement or listing application with the Securities and Exchange Commission ("SEC") or any successor agency or with any stock exchange or with the National Association of Securities Dealers quotations system, a copy of same.

     (i) A copy of each periodic or current report hereafter filed by the Company with the SEC or any successor agency and each annual report, proxy statement or press release disseminated by the Company, such copy to be provided to the Agent promptly upon such filing with the SEC or such dissemination, as the case may be.

     (j) Promptly after any Borrower has knowledge thereof, written notice of:

          (i) termination or potential termination of any consent, license, permit or franchise material to the conduct of the business of any Borrower or of any of its Subsidiaries or the ownership of its or their property and assets;

          (ii) any material loss, damage or destruction to or of any property or assets of any Borrower or of any of its such Subsidiaries (regardless of whether the same is covered by insurance);

          (iii) any material controversy with employees of any Borrower or of any of its Subsidiaries or with any labor organization; and

          (iv) any other material development adversely affecting any Borrower, any of their respective Subsidiaries or any of their respective business, prospects, properties, assets or conditions, financial or otherwise.

     (k) Promptly following the occurrence of any change in any of the present executive officers or directors of any Borrower, all of whom are listed on Exhibit L hereto, a notice of such change.

     (l) Such other information respecting the financial condition, operations and assets of any Borrower and/or any of their Subsidiaries as any Bank or the Agent may from time to time reasonably request.

                                   ARTICLE VII

                              DEFAULT AND REMEDIES

     Section 7.01. Events of Default. The occurrence of any of the following events shall constitute an Event of Default under this Agreement:

     (a) The Borrowers shall fail to make any payment of principal of or interest on any Note or any Loan on the date when due or shall fail to make any payment with respect to any letter of credit when due or shall fail to pay any fees when due; or

     (b) Any representation or warranty of any Borrower contained herein shall at any time prove to have been incorrect in any material respect when made; or any representation or warranty now or hereafter made by any Borrower or any Personal Pledgor in connection with this Agreement or in connection with any Loan or in connection with any letter of credit shall at any time prove to have been incorrect in any material respect when made; or

     (c) Any Borrower shall default in the performance or observance of any agreement or obligation under any of Subsections 6.01(b) (first sentence only), 6.01(c), 6.01(d) (as applies to corporate existence only), 6.01(e), 6.01(r), 6.01(s), 6.01(t) or 6.01(u) or any provision of Section 6.02 or Section 6.03 or the last sentence of Section 2.07; or

     (d) Any Borrower shall default in the performance of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for thirty (30) days after notice thereof shall have been given to such Borrower; or

     (e) Any default on the part of any Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under any contract, agreement or understanding now existing or hereafter entered into with or for the benefit of the Agent or any of the Banks in respect of any of the Loans; or

     (f) Any default shall exist and remain unwaived or uncured with respect to any Indebtedness of any Borrower or of any Subsidiary of any Borrower in a principal amount equal to or greater than $250,000, or any of the aforesaid Indebtedness shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or the giving of notice or both would permit, the acceleration of the maturity of any such Indebtedness by the holder or holders thereof; or

     (g) Any Borrower shall be dissolved; or any Borrower or any Subsidiary of any Borrower shall become bankrupt or shall cease paying its debts generally as they mature or shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for any Borrower or any Subsidiary of any Borrower or for a substantial part of the property of any of the foregoing, or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against any Borrower or any Subsidiary of any Borrower under the laws of any jurisdiction (other than any involuntary proceedings which are instituted against any Borrower or any such Subsidiary without the acquiescence of the relevant Borrower or Subsidiary, as the case may be, and which are dismissed of record within 60 days following the institution thereof); or

     (h) Any uninsured judgment or any writ, attachment, execution or similar process in an amount of $250,000 or more shall be issued or levied against any Borrower or any Subsidiary of any Borrower and, in any such case, such judgment, writ, attachment, execution or similar process shall not be paid, released, vacated or fully bonded within ten (10) days after its issue or levy; or

     (i) Any Borrower or any Subsidiary of any Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure) or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of any Borrower or any Subsidiary of any Borrower to the PBGC which, in the reasonable opinion of the Agent, would be likely to have a material adverse effect upon the business, operations or financial condition of any Borrower; or

     (j) The security interest and lien of the Agent in and on any of the Collateral shall not be in full force and effect as a fully perfected first priority lien; or

     (k) For any reason the Guaranty contained in Article X below shall not be in full force and effect or any failure or default on the part of any Borrower shall exist thereunder; or

     (l) For any reason any Personal Pledge shall not be in full force and effect or any failure or default on the part of any Personal Pledgor shall exist under any of the Personal Pledges.

     Section 7.02. Rights and Remedies Upon Default. Upon the occurrence of any Event of Default and at any time thereafter, in addition to any other rights and remedies available to the Agent and/or the Banks hereunder or otherwise, the Agent may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

     (a) Declare the entire unpaid principal amount of each Note and each of the Loans then outstanding, all interest accrued and unpaid with respect to any and all of the foregoing, and all other amounts payable under or with respect to this Agreement to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that upon the occurrence of any Event of Default under Subsection 7.01(g), the Notes, all Loans and all other amounts payable under this Agreement will automatically become due and payable without any notice or any such declaration.

     (b) Declare the Commitments to be terminated, whereupon the same and all obligations of the Banks or any of them to make Revolving Loans and/or issue letters of credit shall be terminated forthwith and without notice; provided, however, that upon the occurrence of any Event of Default under Subsection 7.01(g), the Commitments will automatically terminate without any notice and without any such declaration.

     (c) Enforce the provisions of this Agreement by legal proceedings for the specific performance of any covenant or agreement contained herein or for the enforcement of any other appropriate legal or equitable remedy, and the Agent may recover damages caused by any breach by any Borrower of the provisions of this Agreement, including court costs, reasonable attorneys' fees and other costs and expenses incurred in the enforcement of the obligations of any Borrower hereunder.

     (d) Exercise all rights and remedies under this Agreement, under the Notes, under the Security Agreement, under the Pledge Agreements and under any other agreement with the Agent, and exercise all other rights and remedies which the Agent may have under applicable law.

     Without limitation of the foregoing, upon the occurrence of any Event of Default, Fleet may exercise its rights and remedies under the Personal Pledges.

     Section 7.03. Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Borrower or to any other Person, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits (other than monies held in custody or trust accounts) and any other Indebtedness at any time held or owing by such Bank or any affiliate of such Bank to or for the credit or the account of any Borrower against and on account of the obligations, liabilities and claims of such Borrower to such Bank under this Agreement, irrespective of whether or not the Agent or any such Bank shall have made any demand for payment and although said obligations, liabilities or claims, or any of them, may then be contingent or unmatured and without regard for the availability or adequacy of any collateral. Each Borrower also grants to each Bank a security interest with respect to all its deposits and all securities or other property (other than deposits, securities or other property held in custody or trust accounts) in the possession of such Bank or any affiliate of such Bank from time to time in order to secure the Loans, the Notes and all other amounts now or hereafter due under this Agreement, and, upon the occurrence of any Event of Default, each Bank may exercise all rights and remedies of a secured party under the Uniform Commercial Code. If any of the Banks shall, through the exercise of any right of counterclaim, set-off, banker's lien or otherwise, receive payment of all or any portion of the aggregate amount of principal and interest due with respect to the Loans held by that Bank which is greater than the amount which would have been received by such Bank if such payment had been made to the Agent and had been applied by the Agent in the priorities and in the manner described in the first sentence of Section 9.04 (the "Agreed Application"), then that Bank receiving such greater payment shall purchase participations (which it shall be deemed to have done simultaneously upon the receipt of such payment) in the Loans held by each such other Bank so that all such recoveries of principal and interest with respect to the Loans shall be proportionate to the Banks' respective pro rata interests in accordance with the Agreed Application; provided, that if all or any part of such proportionately greater payment received by such purchasing Bank is thereafter recovered from such Bank, then, to the extent of such recovery, the purchase price for each participation shall be returned to the purchasing Bank by the seller of such participation, but without interest. Each Borrower expressly consents to the foregoing arrangements and agrees that any holder of a participation in any such Loan so purchased and any other subsequent holder of a participation in any such Loan otherwise acquired may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing such Borrower to that holder as fully as if that holder were a holder of a Note in the amount of the participation held by that holder.

     Section 7.04. Right to Cure. In the event that any Borrower shall fail to pay any tax, assessment, governmental charge or levy, except as the same may be otherwise permitted hereunder, or in the event that any lien, encumbrance or security interest prohibited hereby shall not be paid in full or discharged, or in the event that any Borrower shall fail to pay or comply with any other obligation hereunder, the Agent may, but shall not be required to, pay, satisfy, perform, discharge or bond the same for the account of such Borrower, and all moneys so paid by the Agent shall be payable by such Borrower to the Agent on demand and shall bear interest from the date of demand until paid at a fluctuating rate per annum which shall at all times be equal to the sum of (i) two (2%) percent per annum plus (ii) the interest rate then applicable to the Term Loan, but in no event in excess of the maximum rate permitted by then applicable law.

     Section 7.05. Remedies of Banks. The amounts payable by each Borrower under each Note and with respect to each Loan shall be debts separate and independent of the amounts owed under any other Note or with respect to any other Loan and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and its Note or Notes and any related letter of credit documentation, and it shall not be necessary for any other Bank or the Agent to consent to, or be joined as an additional party in, any proceedings for such purposes; provided, however, that nothing herein shall permit any individual Bank to accelerate payment of any Note, terminate its Commitment or have recourse to any guaranty, collateral or other security to the extent that this Agreement provides that such rights or remedies shall be exercised by the Agent or by the Required Banks.

     Section 7.06. Temporary Loans Payable on Demand. The Borrowers acknowledge that the Temporary Loans are and shall at all times be payable on demand by the Agent and that it is a necessary inducement to the Agent to make any such Temporary Loan that the Borrowers hereby grant to the Agent the unconditional right at any time in such Agent's sole discretion to decline to make any further such Temporary Loans and/or to demand payment in whole or in part of the principal of and accrued interest on any or all such Temporary Loans, which rights may be exercised by the Agent whether or not the Borrowers are then in compliance with the provisions hereof. If any of the Events of Default described in Section 7.01 above shall occur and be continuing, the Agent may, but shall not be obligated to, make such demand for payment or withhold the making of further Temporary Loans or both; however such events are described herein only for purposes of illustration of circumstances in which the Agent may exercise such rights, are not exclusive and shall not be a prerequisite to (or limit) the Agent's making demand or withholding such Loans in any other circumstances.

     Section 7.07. Certain Payments with Respect to Letters of Credit. Upon acceleration of the Revolving Notes pursuant to Section 7.02 or termination of the Commitments under Section 7.02 or occurrence of the Revolving Expiration Date, and forthwith thereupon, the Borrowers shall, without limitation of their obligations under this Agreement and the Notes, deliver to Fleet cash in an amount equal to the aggregate stated amounts of all letters of credit which have been issued by Fleet but which have not been drawn upon or, if drawn upon, have not therefore been reimbursed to Fleet. Each Borrower hereby grants to Fleet a continuing security interest in such cash, which shall constitute Collateral and shall secure all obligations of such Borrower with respect to such letters of credit, including, without limitation, all contingent obligations to reimburse drawings that may be made thereunder.

                                  ARTICLE VIII

                      FURTHER PROVISIONS AS TO RECEIVABLES

     Section 8.01. Title To Receivables. The Borrowers jointly and severally represent and warrant to the Banks and the Agent that each Receivable included in any report or certification of any Borrower as to Qualified Receivables for the purpose of the calculation of the Borrowing Base will be free and clear of all adverse interests in favor of any Person other than the Agent. The Borrowers jointly and severally represent and warrant to the Banks and the Agent that each Receivable included in any report or certification of any Borrower as to Qualified Receivables for the purpose of calculation of the Borrowing Base will cover a bona fide sale and delivery of merchandise or rendering of service of the type usually dealt in by the Borrower billing same, having arisen in the ordinary course of such Borrower's business, will be for a liquidated amount, and will mature as stated in the duplicate invoice covering such transaction, and will not be subject to any deduction, offset, counterclaim or other condition.

     Section 8.02. Furnishing Information. Each Borrower will, at the Agent's request, deliver confirmatory written assignments of Receivables, but the failure to execute or deliver any such assignment shall not affect or limit the security interest of the Agent in any Receivable. Together with each such assignment, if the Agent so requests, the Borrowers will furnish the Agent with copies of invoices to customers or the equivalent. Each Borrower shall promptly make, stamp or record such entries or legends on the books and records of such Borrower as the Agent shall request from time to time to indicate that the Agent has a security interest in the Collateral.

     Section 8.03. Disputes. The Borrowers shall notify the Agent promptly of any Federal Claims owing to any Borrower. The Borrowers shall notify the Agent promptly of all material disputes with account debtors and claims by account debtors affecting any Receivables of any Borrower. The Borrowers shall not, without the consent of the Agent, settle or adjust any dispute or claim in excess of $125,000 per claim or $250,000 in the aggregate per calendar quarter. Upon the occurrence of any Event of Default, and at any time thereafter, the Agent may settle or adjust disputes or claims directly with customers or account debtors for amounts and upon terms which it considers advisable. In all cases, the Borrowers' account will be credited only with amounts actually received by the Agent. When any Borrower receives collateral of any kind or nature by reason of transactions between itself and its customers or account debtors, such Borrower will hold the same on the Agent's behalf, subject to the Agent's instructions, and as property forming part of the Receivables.

     Section 8.04. Collections. After the occurrence and during the continuance of an Event of Default, the Agent or its designee may at any time notify customers or account debtors of the Agent's security interest in Receivables, collect the same directly, and charge the collection costs and expenses to the Borrowers' account. Whenever the Agent deems it desirable that any legal or other action be instituted in order to effectuate collection of any Receivable, the Agent may at its option assign or reassign any such Receivable to a Borrower (and any such assignment or reassignment shall be deemed to be without recourse to the Agent in any event) and require such Borrower to proceed with such legal or other action at the Borrowers' sole liability, cost and expense, in which event all amounts collected by them on such Receivable shall nevertheless be subject to this Agreement.

     Section 8.05. Trust Account. Notwithstanding anything provided elsewhere in this Agreement, at any time after the occurrence and during the continuance of an Event of Default the Agent may require the Borrowers to establish with the Agent an account (the "Trust Account") and to deal with all of the Receivables of the Borrowers subject to the provisions of this Section. Following such election, the Borrowers will collect the Receivables of each Borrower as the Agent's collection agent, hold such collections in trust for the Agent without commingling the same with other funds of any Borrower and will promptly, on the day of receipt thereof, transmit such collections to the Agent in the identical form in which they were received by any Borrower, with such endorsements as may be appropriate, accompanied by a report, on a form approved by the Agent, showing the amount of such collections and the cash discounts applicable thereto. At such intervals as the Agent may request, such reports shall also set forth the amount of all merchandise returns, allowances, adjustments, discounts (other than cash discounts) and other credits not previously reported to the Agent and the amount owing on Receivables which the Borrowers deem should be charged off. With each such report of credits and charge-offs, the Borrowers shall deliver to the Agent the Borrowers' check for the aggregate amount of all such credits and charge-offs. The Agent may, in its discretion, at any time after the occurrence and during the continuance of an Event of Default require the Borrowers to establish a lock box with the Agent. If such a lock box is established, the Borrowers will thereafter require their account debtors to make payment directly to such lock box.

     All collections in the form of cash, checks or other demand remittances so transmitted to the Agent and any such required check of the Borrowers shall upon receipt by the Agent be credited to the Trust Account. Each such credit shall be conditional upon final payment to the Agent of all items giving rise to such credit, and, if any item is not so paid, the credit for such item shall be reversed whether or not the item has been returned. All collections in the form of notes, drafts, acceptances or other instruments not payable on demand shall be delivered by the Borrowers to the collection department of the Agent. When such items are collected, the amount thereof shall be credited by the Agent to the Trust Account, with appropriate advice to the Borrowers.

     At such intervals as it may deem appropriate, but no less frequently than monthly, the Agent, by charging the Trust Account, shall apply the full amount then on deposit in the Trust Account in reduction or payment of Loans then outstanding hereunder, such application to be subject to the final payment in cash of all items theretofore credited to the Trust Account.

                                   ARTICLE IX

                              CONCERNING THE AGENT


     Section 9.01. Designation of Agent. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or to take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks and such instructions shall be binding upon all Banks and all subsequent holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

     Section 9.02. Duties with Respect to Notes and Loans. The Agent will receive payments under the Notes for the benefit of the Banks in the proportions described herein, subject to Section 9.04 of this Agreement; provided that the Agent shall not be deemed a fiduciary for the Banks for any other purpose unless otherwise expressly agreed by the Agent.

Upon receipt of any payment from any Borrower, the Agent will remit to each Bank the amount of such Bank's share of any such payment by wire transfer, credit to an account with the Agent or in such other manner as such Bank may reasonably request from time to time. The Agent will, promptly upon receipt, remit to each Bank, the interest and fees owed to each Bank, respectively, with respect to the Loans. Each Bank's share of interest payments with respect to the Revolving Loans shall be determined by the Agent based on such Bank's pro rata share of the Revolving Loans outstanding, and each Bank's share of Commitment Fee payments shall be determined by the Agent based on its respective Revolving Loan Percentage of the Revolving Commitment Amount, in respect of the relevant period. Interest and fees with respect to the Term Loan will be payable to Fleet.

     Section 9.03. Duties With Respect to Administration. The Agent will receive reports required under this Agreement and will administer the Loans in the manner customarily employed by the Agent in administering loans in which it alone has an interest. Each of the Banks agrees to keep the Agent informed concerning its relations with the Borrowers and to share with the Agent all material information relevant to administration of this Agreement. The Agent will keep each Bank informed of all material actions taken by it hereunder with respect to the Loans and Borrowers.

     Section 9.04. Duties Upon Default. No Event of Default relating to the payment of principal, interest or any other sum hereunder may be waived without the consent of the Required Banks (except that Fleet may waive any default to the extent that same relates to the Term Loan). Following an Event of Default, and subject always to the ability of the requisite number of Banks to grant waivers under the immediately preceding sentence, the Agent, at the direction of any Bank or Banks holding any of the Revolving Loans, shall declare the Revolving Notes and Revolving Loans to be due and payable and the Commitments to be terminated. The Agent will thereafter seek to collect the Revolving Loans to the extent and in the manner directed by the Required Banks and, prior to acting hereunder, the Agent may (but shall not be required to) require indemnity satisfactory to it for any costs and expenses which it may incur. Further, and without limitation of the foregoing, following an Event of Default, and subject always to the ability of the requisite number of Banks to grant waivers under the first sentence of this Section 9.04, the Agent, at the direction of any Bank or Banks holding any of the Term Loan, shall declare the Term Note and the Term Loan to be due and payable. The Agent will thereafter seek to collect the Term Loan to the extent and in the manner directed by the Banks holding the Term Loan and, prior to acting hereunder, the Agent may (but shall not be required to) require indemnity satisfactory to it for any costs and expenses which it may incur.

     Following acceleration of the Revolving Loans and/or the Term Loan (or if any such Loan or Loans shall not have been paid at the maturity thereof), all sums received by the Agent in respect of such Loans from the exercise of any rights under any Note and/or this Agreement shall be applied by the Agent as follows: First, to the payment of any fees, costs, charges and expenses owing to the Agent for actions taken on behalf of the Banks; Second, to fees, costs, charges and expenses of the Banks payable by any Borrower under this

Agreement, being applied pro rata among the Banks (including, for this purpose, the Agent as the maker of any Temporary Loan and Fleet as issuer of any letter of credit) in proportion to the respective amounts then owed to each of them therefor; Third, to the payment of interest on the accelerated Loan or Loans (or matured Loan or Loans, as the case may be) or on any matured letter of credit liabilities or any Temporary Loan, being applied pro rata among the Banks (including, for this purpose, the Agent as maker of any Temporary Loan and Fleet as issuer of any letter of credit) in proportion to the respective amounts then owed to each of them therefor; Fourth, to the payment of principal outstanding with respect to the accelerated Revolving Loan or Loans (or matured Revolving Loan or Loans, as the case may be) or any matured letter of credit liabilities or any Temporary Loan, being applied pro rata among the relevant Banks (including, for this purpose, the Agent if it makes a Temporary Loan and Fleet as issuer of any letter of credit) in proportion to the respective amounts then owed to each of them on account of the principal of such Revolving Loans or any matured letter of credit liabilities or any Temporary Loan; and Fifth, to payment of principal of the Term Loan. For the purposes of the preceding sentence, the phrase "then owed" refers to amounts owed at the time of acceleration (or maturity, as the case may be). In the event that, due to exercise of its rights under Section 7.03 or for any other reason, any Bank shall receive more than the share of fees, costs, charges, expenses, principal or interest to which it would be entitled under this Section 9.04 in respect of any Loan or Loans, such Bank will promptly remit to each other Bank such amounts as may be required to ensure that each Bank receives its pro rata share of each item in order to effectuate the distribution set forth in this Section 9.04. Notwithstanding anything to the contrary contained in this Agreement, in connection with the distribution set forth in this Section 9.04, in the event that any amounts are received by any Bank pursuant to a set-off against accounts of any Borrower with such Bank, and for purposes of distribution of such amounts only, principal and interest owed to each of the Banks will be deemed to include the principal of and interest on any Other Obligations (as hereinafter defined) then owed to each such Bank (principal of Other Obligations being deemed, for this purpose only, included in clause Fifth above). Further, notwithstanding the foregoing, any amounts received by Fleet as the result of exercise of rights and remedies under the Personal Pledges may be applied by Fleet to any indebtedness and liabilities now or hereafter owed by any Borrower to Fleet (including, without limitation, the Term Loan) and need not be shared with any other Bank or otherwise applied pursuant to the preceding sentences of this paragraph. Further, notwithstanding anything provided above in this Section 9.04 or elsewhere, any and all amounts received by the Agent as the result of the exercise of rights and remedies under the Pledge Agreements will be as follows:
First, to the expenses of such exercise and any other costs, fees, expenses and other amounts then owed to the Agent in its capacity as such; Second, to the payment of interest on and principal of the Term Loans; and Third, to the payment of interest on and principal of the Revolving Loans and to all of the other items described in clauses Second, Third and Fourth of the first sentence of this Section 9.04.

     Section 9.05. Other Obligations. Any of the Banks may now or hereafter be owed obligations by any Borrower which do not arise under this Agreement or any Note ("Other Obligations"). Nothing contained herein shall be deemed to constitute an agreement by any

Bank to participate in or to grant a participation to any other Bank in any such Other Obligations. Notwithstanding an Event of Default or acceleration of any Note, any Bank may invoke any available right or remedy and proceed against any security, collateral or other property and may apply the proceeds obtained thereby to any Other Obligations owed to such Bank, without regard to the provisions of this Agreement, except as provided in the last sentence of Section 9.04.

     Section 9.06. Standard of Care. The Agent, in acting hereunder, shall not be liable for any error of judgment or mistake of fact or for any acts of omission or commission, unless the same are caused by its own willful misconduct or gross negligence. The Agent may act in reliance (and will be protected in so relying) on all instructions (written or telephonic), certificates, instruments, documents or signatures believed by it to be genuine and may assume that any person purporting to act or give notices, certificates, writings, advice or instructions is duly authorized by the appropriate party to do so. The Agent may rely upon an opinion of counsel and any action taken in reliance on such opinion shall be deemed to have been reasonable.

     Neither the Agent nor any of its shareholders, directors, officers or employees or any other Person assisting the Agent in its duties, nor any agent or employee thereof, shall be liable for any action taken or omitted to be taken in good faith by it or them under this Agreement or any Note, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its own willful misconduct or gross negligence. Without in any way limiting the generality of the foregoing, the Agent may employ attorneys-in-fact and other agents and shall not be accountable for the errors of any of them selected with reasonable care.

     The Agent shall not be responsible for the authorization, execution, legality, validity, perfection or enforceability of this Agreement, any Loan, any Note or any instrument at any time constituting, or intending to constitute, collateral security for any Note, or for the collectability of any amounts owing with respect to this Agreement, any Loan or any Note, or for any recitals or statements, warranties or representations in this Agreement or made in any certificate or instrument heretofore or hereafter furnished by or on behalf of any Borrower or for the financial condition of any Borrower, nor will the Agent be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements in this Agreement or any other instrument at any time constituting or intended to constitute collateral security for any Note. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by any Borrower or any Bank shall have been duly authorized or is true, accurate and complete. The Agent shall have no responsibility for the performance of any Loans. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks with respect to, the creditworthiness or financial condition of any Borrower; and each Bank represents and warrants to the Agent that it has made its own independent investigation and credit analysis of the creditworthiness of the Borrowers and an independent review and analysis of this Agreement and all documents relating thereto and has not relied upon the Agent or any material or information furnished by the Agent in making any such evaluation, analysis or investigation.

     If, in the opinion of the Agent, the distribution of any amount received by it in such capacity under this Agreement or under any related instrument or under any Note might subject it to liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid to or for the benefit of any Borrower, or its successors or assigns, each Person to whom any such distribution shall have been made shall either pay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

     In its individual capacity, Fleet shall have the same obligations and the same rights, powers and privileges in respect to its interest in the Loans, the Notes and this Agreement as it would have were it not also the Agent. Neither its service as Agent nor its participation as one of the Banks making Loans pursuant to this Agreement shall in any way preclude Fleet from having other financial relationships with any Borrower.

     Section 9.07. Expenses. Each Bank severally agrees to reimburse the Agent upon demand for its pro rata share (determined in proportion to its respective Revolving Loan Percentage) of any costs and expenses other than normal overhead expenses (fees of outside counsel not being deemed normal overhead expenses) incurred by the Agent in connection with the administration of this Agreement, the Loans or any related instrument or the collection or liquidation of collateral, excluding, however, any expense reimbursed by any Borrower (the Borrowers having the primary obligation to pay such costs and expenses). The sums to be reimbursed under this Section shall, until paid, constitute a first charge and lien upon any funds or property now or hereafter held by the Agent. Without limiting the foregoing, the following shall be considered and treated as costs and expenses payable under the foregoing provisions:

          (i) any monies paid by the Agent in defending, settling or satisfying any claim, action or demand asserted by any receiver, trustee in bankruptcy or reorganization, assignee, creditor, stockholder or other Person in connection with any Borrower or the Loans or any transaction or collateral related thereto, on any theory of preference, fraudulent conveyance, subordination, usury, ultra vires, invalidity, lender liability or similar theory;

          (ii) any monies paid by the Agent in satisfying any prior lien asserted with respect to any collateral, including any expenses, costs and attorneys' fees which may be incurred in connection with any of the foregoing; and

          (iii) any monies advanced by the Agent to or for the account of any Borrower to the extent necessary in connection with the effectuation of an orderly liquidation of the principal balance outstanding on the Loans.

     Section 9.08. Resignation of Agent; Appointment of Successor Agent. The Agent, or any successor Agent hereafter appointed, may at any time resign and be discharged of its obligations as Agent hereunder by giving not less than thirty
(30) days' prior written notice of its intention to resign to the other parties hereto.

     In the event of the resignation of the Agent, a successor Agent shall be appointed by unanimous concurrence of the Banks and with the consent of the Borrowers. The appointment of a successor Agent shall be effective on the date of resignation specified in the resigning Agent's notice or upon the acceptance in writing by the successor Agent of the agency created hereunder, whichever shall last occur. If, within thirty (30) days of the Agent's notice of intended resignation, a successor Agent shall not have been appointed and accepted such appointment, the resigning Agent may appoint a successor. The Borrowers agree to execute and deliver to any successor Agent all such documents as may be deemed necessary or desirable by such successor Agent in order to perfect, preserve and protect the rights of the successor Agent and the Banks under this Agreement.

     Section 9.09. Borrowers' Acknowledgment. Each Borrower acknowledges and agrees that the Banks and the Agent may share with each other information with respect to such Borrower and its Subsidiaries, the performance of such Borrower and its Subsidiaries under this Agreement, and the business, operations and financial condition of such Borrower and its Subsidiaries.

     Section 9.10. No Other Beneficiaries. The provisions of this Article IX shall be binding upon each Borrower, but neither any Borrower nor any other Person (except the Banks and Agent) shall have any claim, defense or cause of action based on any provision of this Article IX and nothing contained in this
Article IX shall derogate from any obligation of any Borrower or limit any right or remedy of the Agent or any Bank contained elsewhere in this Agreement.

                                    ARTICLE X

                                    GUARANTY

     Section 10.01. Guaranty. In consideration of the Banks entering into this Agreement, each Borrower (each, for the purposes of this Article X, a "Guarantor") hereby guaranties to the Agent and the Banks the due and punctual payment and performance of all of the Guaranteed Obligations of each other Borrower (each, an "Other Borrower") as and when the same shall become due and payable, whether on demand or at maturity, by declaration or otherwise, according to the terms thereof, and all losses, costs, expenses and attorneys' fees and disbursements incurred by reason of a default under any of said Guaranteed Obligations.

In case of failure by any Other Borrower punctually to pay any of the Guaranteed Obligations, each Guarantor hereby unconditionally agrees to cause such payment to be made to the Agent punctually as and when the same shall become due and payable, whether at maturity or by declaration or otherwise, and as if such payment were made by such Other Borrower. The guaranty contained in this Article (the "Guaranty") is an absolute, unconditional, unlimited and continuing guaranty of the full and punctual payment and performance by each of the Other Borrowers of the Guaranteed Obligations and not merely of their collectibility and is in no way conditioned upon any requirement that the Agent or any Bank first collect or attempt to collect the Guaranteed Obligations or any portion thereof from any Other Borrower or from any other guarantor of any of same or resort to any security or other means of obtaining payment of any of the Guaranteed Obligations which the Agent or any Bank now has or may acquire after the date hereof, or upon any other contingency whatsoever. Payments by any Guarantor hereunder may be required by the Agent on any number of occasions.

     Section 10.02. Further Agreement to Pay. Each Guarantor further agrees, as a principal obligor and not as a guarantor, to pay to the Agent forthwith upon demand, in funds immediately available to the Agent, all costs and expenses (including court costs and attorneys' fees and disbursements) incurred or expended by the Agent in connection with this Guaranty and the enforcement hereof against any Other Borrower, together with interest on any sum now or hereafter payable by such Guarantor under this Article X, such interest to accrue from the date of any demand for payment of such sum to the date of payment. Such interest will be payable at the rate set forth in Section 12.04 below.

     Section 10.03. Agent's and Banks' Freedom to Deal with Other Borrowers and Other Parties. The Agent and each Bank shall be at liberty, without giving notice to or obtaining the assent of any Guarantor and without relieving any Guarantor of any liability hereunder, to deal with each Other Borrower and with each other party who now is or after the date hereof becomes liable in any manner for any of the Guaranteed Obligations in such manner as the Agent or such Bank, as the case may be, in its sole discretion deems fit. The Agent (and/or each of the Banks, as applicable) has full authority in its sole discretion to do any or all of the following things, none of which shall discharge or affect the liability of any Guarantor hereunder: (i) extend credit, make loans and afford other financial accommodations to any Other Borrower at such times, in such amounts and on such terms as the Agent (or such Bank, as the case may be) may approve; (ii) modify, amend, vary the terms and grant extensions or renewals of any present or future indebtedness or of all or any of the Guaranteed Obligations or any instrument relating to or securing same, and, without limitation, this Guaranty shall survive payment of the Notes; (iii) grant time, waivers and other indulgences in respect thereto; (iv) vary, exchange, release or discharge, wholly or partially, or delay or abstain from perfecting and enforcing any security or guaranty or other means of obtaining payment of any of the Guaranteed Obligations which the Agent or any Bank now has or acquires after the date hereof; (v) take or omit to take any of the actions referred to in this Agreement or other instrument evidencing, securing or relating to any of the Guaranteed Obligations; (vi) fail, omit or delay to enforce, assert or exercise any right, power or remedy conferred on the Agent or any Bank in this Agreement or in any other instrument evidencing, securing or relating to any of the Guaranteed Obligations or take or refrain from taking any other action; (vii) accept partial payments from any Other Borrower or any other party; (viii) release or discharge, wholly or partially, any Other Borrower, any endorser or any guarantor, or accept additional collateral for the payment of any Guaranteed Obligations; (ix) compromise or make any settlement or other arrangement with any Other Borrower or any such other party; and (x) consent to and participate in the proceeds of any assignment, trust or mortgage for the benefit of creditors.

     Section 10.04. Unenforceability of Guaranteed Obligations; Invalidity of Security or Other Guaranties. If for any reason now or hereafter any Other Borrower has no legal obligation to discharge any of the Guaranteed Obligations undertaken or purported to be undertaken by it or on its behalf, or if any of the moneys included in the Guaranteed Obligations have become irrecoverable from any Other Borrower by operation of law or for any other reason, this Guaranty shall nevertheless be binding on each Guarantor to the same extent as if such Guarantor at all times had been the principal debtor on all such Guaranteed Obligations. This Guaranty shall be in addition to any other guaranty or other security for the Guaranteed Obligations, and it shall not be prejudiced or rendered unenforceable by the invalidity of any such other guaranty or security. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Agent or any Bank, upon the insolvency, bankruptcy or reorganization of any Other Borrower or otherwise, all as though such payment had not been made.

     Section 10.05. Waivers by the Guarantors. Each Guarantor waives: notice of acceptance hereof and reliance hereon, notice of any action taken or omitted by the Agent or any Bank in reliance hereon, any requirement that the Agent or any Bank be diligent or prompt in making demands hereunder, any requirement as to any presentment, demand, protest, giving notice of any default by any Other Borrower or asserting any other right of the Agent or any Bank hereunder and all demands, notices and all suretyship defenses generally.

     Without limiting the generality of the foregoing provisions of this Guaranty, the liability of each Guarantor shall not be released, discharged or otherwise affected by:

     (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Other Borrower or any other guarantor of any of the obligations guarantied hereby;

     (ii) any change in the time, manner, amount or place of payment of any Guaranteed Obligation or any modification or amendment of or supplement to this Agreement or any related document;

     (iii) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any Other Borrower or any other guarantor of any of the obligations guarantied hereby;

     (iv) any change in the corporate existence, structure, record or beneficial ownership or control of any Other Borrower, such Guarantor or any other guarantor of any of the obligations guarantied hereby, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any such Person or its assets;

     (v) the existence of any claim, set-off or other rights which such Guarantor may have at any time against any Other Borrower, the Agent, any Bank or any other guarantor of any of the obligations guarantied hereby or any other Person, whether or not arising in connection with this Agreement;

     (vi) any invalidity or unenforceability relating to or against any Other Borrower for any reason under this Agreement or any related document; or any provision of applicable law or regulation purporting to prohibit the payment by any Person of the principal of or interest on any of the Notes or any other amount payable under this Agreement or any related document; or

     (vii) any other act or omission to act or delay of any kind by any Other Borrower, the Agent, any Bank or any other Person or any other circumstances whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of such Guarantor's obligations hereunder.

     Section 10.06. Subrogation. Each Guarantor hereby irrevocably and unconditionally waives any and all rights of subrogation, contribution or similar rights which, but for this Section 10.06, it might otherwise have in relation to any Other Borrower or any other Person as a result of this Agreement or any payments hereunder.

     Section 10.07. No Contest with Agent or Banks. No set-off, counterclaim, reduction or diminution of any obligation, or any claim or defense of any kind or nature which any Guarantor has or may have against any Other Borrower, the Agent or any Bank shall be available hereunder to such Guarantor. No Guarantor will, in any proceedings under the Bankruptcy Code or insolvency proceedings of any nature, prove in competition with the Agent or any Bank in respect of any payment hereunder or be entitled to have the benefit of any other security for any Guaranteed Obligation which, now or hereafter, such Guarantor may hold in competition with the Agent or any Bank.

     Section 10.08. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Other Borrower with respect to any Loans is stayed upon the insolvency, bankruptcy or reorganization of any Other Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by each Guarantor hereunder forthwith on demand by the Agent.

                                   ARTICLE XI

                           FURTHER RIGHTS OF THE AGENT

     Section 11.01. Further Assurances. Each Borrower shall do all things and deliver all instruments reasonably requested by the Agent to protect or perfect any security interest granted or intended to be granted hereunder and/or under the Security Agreement. If any Borrower fails promptly to comply with any such request, or if any Event of Default shall have occurred hereunder, each Borrower authorizes the Agent to execute, in the name or on behalf of each Borrower, any financing statements or other document or instrument that the Agent may require to perfect, protect or establish any security interest or lien interest to which the Agent may be then entitled hereunder and/or under the Security Agreement and further authorizes the Agent to sign each Borrower's name on the same. Each Borrower appoints (but only for the purposes of protecting the Agent's interests) such Person or Persons as the Agent may designate as the attorney-in-fact of such Borrower with the power to exercise the rights of the Agent pursuant to the immediately preceding sentence as well as to endorse the name of such Borrower on any checks, notes, drafts or other forms of payment or security relating to any Collateral that may come into the possession of the Agent; to sign the name of such Borrower on invoices or bills of lading, drafts against customers, notices of assignment, verifications and schedules; to demand, collect, receive payment of, receipt for, settle, compromise or adjust and give discharges and releases in respect of the Receivables or any of them; to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Receivables or any of them and to enforce any other rights in respect thereof or in respect of the goods which have given rise thereto; to defend any suit, action or proceeding brought against such Borrower in respect of any Receivables or the goods which have given rise thereto; to settle, compromise or adjust any suit, action or proceeding hereinbefore described and, in connection therewith, to give such discharges or releases as the Agent may deem appropriate; to notify the U.S. Postal Service authorities to change the address for delivery of mail to an address designated by the Agent and to open and dispose of mail addressed to such Borrower and, generally, to do all things necessary to carry out the intent of this Agreement. This power, being coupled with an interest, is irrevocable, and each Borrower approves all acts of such attorney-in-fact. The powers conferred on the Agent by this Section are solely to protect the interests of the Agent and the Banks and shall not impose any duty upon the Agent to exercise any such power, and neither the Agent nor such attorneys-in-fact shall be liable for any act or omission, error in judgment or mistake of law, except for its actual willful misconduct or bad faith. The Agent shall have no duty as to the collection or protection of any Collateral and shall have no duty as to the preservation of rights pertaining thereto, except as provided by applicable law.

                                   ARTICLE XII

                                  MISCELLANEOUS


     Section 12.01. No Waiver; Cumulative Remedies. No failure or delay on the part of the Agent or any Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or otherwise available to the Agent or any Bank. Such remedies may be exercised without resort or regard to any other source of satisfaction of any liabilities of any Borrower to the Agent or any Bank.

     Section 12.02. Amendments, Waivers and Consents. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally. No amendment or waiver of any provision of this Agreement, nor any consent to any departure by any Borrower therefrom, shall be effective unless the same shall be signed by the Borrowers, the Agent and the Required Banks; provided, however, that no Bank which does not consent thereto in writing will be bound by (i) any change in the aggregate Revolving Commitment Amount or the respective Revolving Loan Percentages; (ii) any decrease in interest rate on any Loans; (iii) any waiver or postponement of the time for payment of principal of or interest on any Loans; or (iv) any change in the definition of "Required Banks" or in this
Section 12.02. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In no event will any amendment, waiver or consent be deemed effective if the result of same is to decrease in any manner the compensation of the Agent or to increase in any manner the Agent's expenses, duties or responsibilities unless the Agent has, in each case, expressly assented thereto in writing.

     Section 12.03. Addresses for Notices, etc. Except as otherwise expressly provided in this Agreement, all notices, requests, demands and other communications provided for hereunder shall be in writing and shall be mailed or delivered to the applicable party at the address indicated below:

          If to the Borrowers:

              COMFORCE Corporation
              and Subsidiaries
              2001 Marcus Avenue
              Lake Success, NY  11042
              Attention:  Paul Grillo, Chief Financial Officer

          If to Fleet or the Agent:

              Fleet National Bank
              One Federal Street
              Boston, MA  02110
              Attention:  Deborah Lawrence, Vice President

          If to U. S. Bank:

              U. S. Bank, Washington
              P.O. Box 720
              1420 5th Avenue
              Seattle, WA  98101-0720
              Attention:  Carol Eubanks, Vice President


or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other parties complying as to delivery with the terms of this Section. Except as otherwise provided herein, all such notices, requests, demands and other communications shall be deemed sufficiently given when delivered or two (2) Business Days after the date when mailed by registered or certified mail, return receipt requested, postage and registration or certification charges prepaid, addressed as aforesaid.

     Section 12.04. Costs, Expenses and Taxes. The Borrowers jointly and severally agree to pay on demand all costs and expenses (including, without limitation, reasonable legal fees) of the Agent in connection with the preparation, execution and delivery of this Agreement, the Notes and all other instruments and documents to be delivered hereunder and any amendments or modifications of any of the foregoing, or in connection with the examination, review or administration of any of the foregoing, as well as the costs and expenses (including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel) incurred by the Agent or any Bank in connection with preserving, enforcing or exercising any rights or remedies under this Agreement, the Notes and all other instruments and documents to be delivered hereunder, all whether or not legal action is instituted. In addition, each Borrower shall be jointly and severally obligated to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the Notes and all other instruments and documents to be delivered hereunder, and agrees to save each Bank and the Agent harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes. Any fees, expenses or other charges which the Agent or any Bank is entitled to receive from any Borrower hereunder shall bear interest from the date of demand for payment until paid at a fluctuating rate per annum which shall at all times be equal to the sum of (i) two (2%) percent per annum plus (ii) the interest rate then applicable to the Term Loan, but in no event in excess of the maximum rate permitted by then applicable law.

     Section 12.05. Reduction and Termination. This Agreement may be terminated by the Borrowers at any time upon written notice of such termination to the Agent and the Banks; provided, however, that, unless and until all Loans made by the Banks hereunder and all other Indebtedness hereunder of any Borrower to the Agent or any Bank existing (whether or not due) as of the time of the receipt of such notice by the Agent shall have been paid in full, such termination shall in no way affect the rights and powers granted to the Agent and/or Banks in connection with this Agreement, and until such payment in full all rights and powers hereby granted to the Agent and to each Bank hereunder shall be and remain in full force and effect.

     The Borrowers may at any time, by written notice to the Agent, reduce the Revolving Commitment Amount; provided that the notice to the Agent shall be accompanied by such prepayment of principal as shall be necessary to ensure that the Aggregate Revolving Loans do not exceed the Revolving Commitment Amount, as same may be so reduced. Any such reduction notice will be irrevocable and any such reduction will be permanent.

     Section 12.06. Representations and Warranties. All covenants, agreements, representations and warranties made herein or in any other document delivered by or on behalf of any Borrower pursuant to or in connection with this Agreement are material and shall be deemed to have been relied upon by the Agent and the Banks, notwithstanding any investigation heretofore or hereafter made by the Agent or any Bank, shall survive the making of the Loans as herein contemplated, and shall continue in full force and effect so long as any of the Loans or other amount due under this Agreement remains outstanding and unpaid. All statements contained in any certificate or other paper delivered to the Agent or any Bank at any time by or on behalf of any Borrower pursuant hereto shall constitute representations and warranties by the Borrowers hereunder. Any request for a borrowing hereunder, any acceptance of a Loan hereunder by the Borrowers and any issuance of a letter of credit for the account of any Borrower will be deemed a representation by the Borrowers that, as at the date of such borrowing or letter of credit issuance, as the case may be, the Borrowers are in compliance with Subsections 4.02(a)-(d) and that, after giving effect to such borrowing, the Aggregate Revolving Bank Liabilities will not exceed the lesser of (x) the Borrowing Base or (y) the Revolving Commitment Amount. All representations, warranties, covenants and agreements of the Borrowers contained herein are joint and several representations, warranties, convenants and agreements of the Borrowers, whether or not expressly so stated herein.

     Section 12.07. Binding Effect; Assignment. This Agreement shall be binding upon each Borrower and its respective successors and assigns and shall inure to the benefit of the Borrowers, the Agent, the Banks and their respective permitted successors and assigns. No Borrower may assign this Agreement or any rights hereunder without the express written consent of the Agent. Each Bank may, in accordance with applicable law, sell to one or more banks or other entities participations in all or a portion of such Bank's rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it and the Note or Notes held by it). Further, any Bank may assign all or any portion of its rights hereunder with respect to Loans provided that such Bank has offered in writing to assign the same to the other Bank and such other Bank shall not have accepted such offer within fourteen (14) days of receipt of such offer (or, having accepted such offer, shall have failed to close the assignment transaction with thirty (30) days after receipt of the offer). In addition, and without limitation of the foregoing, any Bank may at any time and without any requirement for an offer to the other Bank assign to any Federal Reserve Bank any of such Bank's rights in respect of the Loans, this Agreement and/or such Bank's Note or Notes.

     Section 12.08. Reproduction of Agreement. This Agreement and all other instruments, documents and papers which relate thereto which have been or may be hereafter furnished to the Agent or any Bank may be reproduced by the Agent or any Bank by any photographic, photostatic, micro-card, miniature photographic, xerographic or similar process, and the Agent or any Bank may destroy the original from which any document was so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).

     Section 12.09. Consent to Jurisdiction. Each Borrower irrevocably submits to the jurisdiction of any Massachusetts court or any federal court sitting within The Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this Agreement. Each Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each Borrower agrees that final judgment in any such suit, action or proceeding brought in such a court shall be enforced in any court of proper jurisdiction by a suit upon such judgment, provided that service of process in such action, suit or proceeding shall have been effect upon such Borrower in one of the manners specified in the following paragraph of this Section 12.09 or as otherwise permitted by law.

     Each Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraph of this
Section 12.09 either (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to it at its address set forth in Section 12.03 or (ii) by serving a copy thereof upon it at its address set forth in Section 12.03. Each Borrower irrevocably waives, to the fullest extent permitted by law, all claims of error by reason of any service as contemplated herein and agrees that such service shall (x) be deemed in every respect effective service upon such Borrower in any such suit, action or proceeding and
(y) to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such Borrower.

     Section 12.10. Governing Law. This Agreement and the Notes shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts.

     Section 12.11. Severability. In the event that any provision of this Agreement or the application thereof to any Person, property or circumstances shall be held to any extent to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to Persons, properties or circumstances other than those as to which it has been held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     Section 12.12. Headings. Article and Section headings in this Agreement and any table of contents are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     Section 12.13. JURY TRIAL WAIVER. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OTHER PARTY OR PARTIES ON ANY MATTERS WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE NOTES OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN). THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as an instrument under seal, by their respective officers thereunto duly authorized as of the date first above written.

                                             COMFORCE CORPORATION


                                             By: /s/ Paul J. Grillo VP
                                                 ------------------------
                                                 Name:
                                                 Title:

                                             COMFORCE TELECOM, INC.


                                             By: /s/ Paul J. Grillo VP
                                                 ------------------------
                                                 Name:
                                                 Title:


                                             SUMTEC CORPORATION


                                             By: /s/ Paul J. Grillo VP
                                                 ------------------------
                                                 Name:
                                                 Title:


                                             COMFORCE TECHNICAL
                                                 SERVICES, INC.


                                             By: /s/ Paul J. Grillo VP
                                                 ------------------------
                                                 Name:
                                                 Title:


                                             PROJECT STAFFING SUPPORT
                                                 TEAM, INC.


                                             By: /s/ Paul J. Grillo VP
                                                 ------------------------
                                                 Name:
                                                 Title:

                                             COMFORCE INFORMATION
                                                 TECHNOLOGIES, INC.


                                             By: /s/ Paul J. Grillo VP
                                                 ------------------------
                                                 Name:
                                                 Title:


                                             FORCE FIVE, INC.


                                             By: /s/ Paul J. Grillo VP
                                                 ------------------------
                                                 Name:
                                                 Title:


                                             COMFORCE IT ACQUISITION CORP.


                                             By: /s/ Paul J. Grillo VP
                                                 ------------------------
                                                 Name:
                                                 Title:


                                             RHO ACQUISITION COMPANY


                                             By: /s/ Paul J. Grillo VP
                                                 ------------------------
                                                 Name:
                                                 Title:


                                             RHO COMPANY INCORPORATED


                                             By: /s/ Paul J. Grillo VP
                                                 ------------------------
                                                 Name:
                                                 Title:

                                             FLEET NATIONAL BANK


                                             By: /s/ Kevin G. Foley
                                                 ------------------------
                                                 Name: Kevin G. Foley
                                                 Title: Sr. V.P.

                                             U. S. BANK, WASHINGTON


                                             By: /s/ Carol Eubanks
                                                 ------------------------
                                                 Name: Carol Eubanks
                                                 Title: V.P.


                                             FLEET NATIONAL BANK, as Agent


                                             By: /s/ Kevin G. Foley
                                                 ------------------------
                                                 Name: Kevin G. Foley
                                                 Title: Sr. V.P.